Exhibit 99.2

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

FINANCIAL STATEMENTS

INDEX

(a) The following documents are filed as part of this Form 8-K:

(1) Financial Statements. The following Consolidated Financial Statements and Report of Independent Registered Public Accounting Firm are filed as part of this report:

ADAPTEC, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended March 31,
	2004	2003	2002
	(in thousands, except per share amounts)

Net revenues	$452,908	$408,113	$418,749
Cost of revenues	264,200	203,203	203,030

Gross profit	188,708	204,910	215,719

Operating expenses:
Research and development	102,775	118,429	123,022
Selling, marketing and administrative	78,384	90,823	104,996
Amortization of goodwill and acquisition-related intangible assets	16,681	14,971	57,423
Write-off of acquired in-process technology	7,649	—	53,370
Restructuring charges	4,313	14,289	9,965
Other charges	5,977	1,528	77,600

Total operating expenses	215,779	240,040	426,376

Loss from operations	(27,071)	(35,130)	(210,657)
Interest and other income	66,429	33,858	34,884
Interest expense	(9,424)	(16,422)	(13,387)

Income (loss) from continuing operations before provision for (benefit from) income taxes	29,934	(17,694)	(189,160)
Provision for (benefit from) income taxes	(32,973)	(2,268)	7,513

Net income (loss) from continuing operations	62,907	(15,426)	(196,673)
Net income from discontinued operations, net of taxes	—	—	495

Net income (loss)	$62,907	$(15,426)	$(196,178)

Net income (loss) per share:
Basic:
Continuing operations	$0.58	$(0.14)	$(1.92)
Discontinued operations	$—	$—	$0.00
Net income (loss)	$0.58	$(0.14)	$(1.91)
Diluted:
Continuing operations	$0.54	$(0.14)	$(1.92)
Discontinued operations	$—	$—	$0.00
Net income (loss)	$0.54	$(0.14)	$(1.91)
Shares used in computing net income (loss) per share:
Basic	108,656	106,772	102,573
Diluted	124,001	106,772	102,573

See accompanying Notes to Consolidated Financial Statements.

ADAPTEC, INC.
CONSOLIDATED BALANCE SHEETS

	March 31,
	2004	2003
	(in thousands, except per share amounts)
Assets
Current assets:
Cash and cash equivalents	$119,113	$149,373
Marketable securities	544,741	592,929
Restricted cash and marketable securities	2,815	7,429
Accounts receivable, net of allowance for doubtful accounts of $1,269 in 2004 and $1,298 in 2003	51,562	50,137
Inventories	48,888	23,496
Deferred income taxes	55,678	29,947
Prepaid expenses	14,761	15,012
Other current assets	20,031	24,603

Total current assets	857,589	892,926
Property and equipment, net	58,435	79,316
Restricted marketable securities, less current portion	6,346	7,360
Goodwill	68,492	53,854
Other intangible assets	48,902	47,395
Other long-term assets	11,340	22,128

Total assets	$1,051,104	$1,102,979

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$35,969	$29,136
Accrued liabilities	106,392	136,025
4 3/4% Convertible Subordinated Notes	—	82,445

Total current liabilities	142,361	247,606

3/4% Senior Convertible Subordinated Notes	225,000	—
3% Convertible Subordinated Notes	35,190	250,000
Other long-term liabilities	3,662	2,596
Commitments and contingencies (Note 19)
Stockholders’ equity:
Preferred stock; $0.001 par value
Authorized shares, 1,000; Series A shares, 250 designated; outstanding shares, none	—	—
Common stock; $0.001 par value
Authorized shares, 400,000; outstanding shares, 109,810 in 2004 and 107,894 in 2003	110	108
Additional paid-in capital	153,174	178,580
Deferred stock-based compensation	(2,713)	(8,114)
Accumulated other comprehensive income, net of taxes	3,000	3,790
Retained earnings	491,320	428,413

Total stockholders’ equity	644,891	602,777

Total liabilities and stockholders’ equity	$1,051,104	$1,102,979

See accompanying Notes to Consolidated Financial Statements.

ADAPTEC, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended March 31,
	2004	2003	2002
	(in thousands)
Cash Flows From Operating Activities:
Net income (loss) from continuing operations	$62,907	$(15,426)	$(196,673)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Write-off of acquired in-process technology	7,649	—	53,370
Non-cash charges associated with restructuring and other charges	6,082	5,470	78,102
Stock-based compensation	4,078	10,600	19,200
Loss (gain) on extinguishment of debt	6,466	(3,297)	(867)
Non-cash portion of DPT settlement gain	(18,256)	—	—
Depreciation and amortization	51,789	45,607	84,942
Deferred income taxes	(24,602)	4,219	19,008
Income tax benefits of employees’ stock transactions	580	1,142	5,015
Other non-cash items	596	1,380	1,128
Changes in assets and liabilities (net of acquired businesses):
Accounts receivable	14,055	(5,447)	(2,585)
Inventories	(19,311)	6,676	42,609
Prepaid expenses and other current assets	18,439	(5,653)	3,848
Other assets	9,474	6,144	(28,477)
Accounts payable	(3,077)	10,678	(9,313)
Other liabilities	(21,467)	(2,349)	(37,154)

Net Cash Provided by Operating Activities	95,402	59,744	32,153

Cash Flows From Investing Activities:
Payment of general holdback in connection with acquisition of Platys	(3,589)	(10,720)	—
Purchases of certain net assets in connection with acquisitions, net of cash acquired	(46,725)	—	(35,910)
Purchases of restricted marketable securities	(7,915)	—	(21,402)
Maturities of restricted marketable securities	6,378	7,500	—
Purchases of property and equipment	(8,283)	(7,465)	(15,211)
Purchases of other investments	—	(1,000)	—
Purchases of marketable securities	(745,089)	(871,994)	(461,004)
Sales of marketable securities	673,861	595,065	312,256
Maturities of marketable securities	114,946	157,736	118,708

Net Cash Used for Investing Activities	(16,416)	(130,878)	(102,563)

Cash Flows From Financing Activities:
Proceeds from the issuance of convertible notes, net of issuance costs	218,250	—	241,876
Repurchases and redemption of convertible notes	(298,554)	(116,313)	(25,862)
Purchase of convertible bond hedge	(64,140)	—	—
Proceeds from issuance of warrant	30,390	—	—
Proceeds from the issuance of common stock	7,522	7,330	8,794
Installment payment on acquisition of software licenses	(3,633)	(2,422)	—

Net Cash Provided by (Used for) Financing Activities	(110,165)	(111,405)	224,808

Net Cash Provided by Discontinued Operations	—	—	(30,703)

Effect of foreign currency translation on cash and cash equivalents	919	588	(15)

Net Increase (Decrease) in Cash and Cash Equivalents	(30,260)	(181,951)	123,680
Cash and Cash Equivalents at Beginning of Year	149,373	331,324	207,644

Cash and Cash Equivalents at End of Year	$119,113	$149,373	$331,324

See accompanying Notes to Consolidated Financial Statements.

ADAPTEC, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

					Accumulated
			Additional	Deferred	Other
	Common Stock		Paid-in	Stock-based	Comprehensive	Retained
	Shares	Amount	Capital	Compensation	Income	Earnings	Total
	(in thousands)

Balance, March 31, 2001	99,075	$99	$60,850	$—	$3,538	$714,494	$778,981
Components of comprehensive loss:
Net loss	—	—	—	—	—	(196,178)	(196,178)
Unrealized loss on available-for-sale investments, net of taxes	—	—	—	—	(1,472)	—	(1,472)
Foreign currency translation adjustment, net of taxes	—	—	—	—	(15)	—	(15)

Total comprehensive loss, net of taxes							(197,665)

Sale of common stock under employee stock purchase and option plans	1,211	1	8,793	—	—	—	8,794
Income tax benefits of employees’ stock transactions	—	—	5,015	—	—	—	5,015
Issuance of common stock in connection with acquisitions	5,120	5	68,891	—	—	—	68,896
Deferred stock-based compensation	887	1	28,375	(28,376)	—	—	—
Amortization of deferred stock-based compensation	—	—	—	6,833	—	—	6,833
Adjustment of deferred stock-based compensation	—	—	(412)	412	—	—	—
Issuance of warrants to IBM	—	—	1,015	—	—	—	1,015
Dividend of Roxio common stock	—	—	—	—	—	(74,477)	(74,477)

Balance, March 31, 2002	106,293	106	172,527	(21,131)	2,051	443,839	597,392
Components of comprehensive income:
Net loss	—	—	—	—	—	(15,426)	(15,426)
Unrealized gain on available-for-sale investments, net of taxes	—	—	—	—	1,151	—	1,151
Foreign currency translation adjustment, net of taxes	—	—	—	—	588	—	588

Total comprehensive income, net of taxes							(13,687)

Sale of common stock under employee stock purchase and option plans	1,639	2	7,328	—	—	—	7,330
Income tax benefits of employees’ stock transactions	—	—	1,142	—	—	—	1,142
Amortization of deferred stock-based compensation	—	—	—	10,600	—	—	10,600
Adjustment of deferred stock-based compensation	(38)	—	(2,417)	2,417	—	—	—

Balance, March 31, 2003	107,894	108	178,580	(8,114)	3,790	428,413	602,777
Components of comprehensive loss:
Net income	—	—	—	—	—	62,907	62,907
Unrealized loss on available-for-sale investments, net of taxes	—	—	—	—	(1,709)	—	(1,709)
Foreign currency translation adjustment, net of taxes	—	—	—	—	919	—	919

Total comprehensive loss, net of taxes							62,117

Sale of common stock under employee stock purchase and option plans	1,926	2	7,520	—	—	—	7,522
Income tax benefits of employees’ stock transactions	—	—	580	—	—	—	580
Issuance of common stock in connection with acquisitions	—	—	1,582	—	—	—	1,582
Amortization of deferred stock-based compensation	—	—	—	4,078	—	—	4,078
Adjustment of deferred stock-based compensation	(10)	—	(1,323)	1,323	—	—	—
Net cash paid for convertible bond hedge, warrant and related costs	—	—	(33,765)	—	—	—	(33,765)

Balance, March 31, 2004	109,810	$110	$153,174	$(2,713)	$3,000	$491,320	$644,891

See accompanying Notes to the Consolidated Financial Statements.

ADAPTEC, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies

Description

Adaptec, Inc. (“Adaptec” or the “Company”) designs, manufactures and markets an end-to-end set of direct-attached and networked storage solutions that help IT organizations reliably move, manage and protect critical data and digital content. Adaptec’s software and hardware solutions range from ASIC and RAID components to complete external storage arrays, and span SCSI, Serial Attached SCSI, Serial ATA, fibre channel and iSCSI technologies. The Company is focused on delivering cost-effective storage that is easy to manage for IT organizations of all sizes. Adaptec’s products are sold through OEMs and distribution channel customers to enterprises, Internet service providers, small and midsize businesses, government agencies, VARs and retail consumers across geographically diverse markets.

Basis of Presentation

The consolidated financial statements include the accounts of Adaptec and all of its wholly-owned subsidiaries after elimination of intercompany transactions and balances.

On April 12, 2001, the Company’s Board of Directors formally approved a plan to spin off the Software segment, Roxio, Inc. (“Roxio”), into a fully independent and separate company (Note 2). As a result of the spin-off, the historical consolidated financial statements of the Company have been restated to account for Roxio as discontinued operations for fiscal 2002, which was presented in accordance with APB Opinion No. 30. Unless otherwise indicated, the Notes to Consolidated Financial Statements (referred to hereafter as Notes) relate to the discussion of the Company’s continuing operations.

The glossary of acronyms and accounting rules and regulations referred to within the Notes are listed in alphabetical order in Note 25.

Acquisitions

During the first quarter of fiscal 2004, the Company purchased Eurologic Systems Group Limited (“Eurologic”) and ICP vortex Computersysteme GmbH (“ICP vortex”). During the fourth quarter of fiscal 2004, the Company purchased Elipsan Limited (“Elipsan”). Accordingly, the estimated fair value of assets acquired and liabilities assumed in the acquisitions and the results of operations of the acquired entities were included in the Company’s consolidated financial statements as of the respective effective dates of the acquisitions. There were no significant differences between the Company’s accounting policies and those of Eurologic, ICP vortex or Elipsan. See Note 3 for further discussion of the Company’s acquisition activities.

Use of Estimates and Reclassifications

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company relies on forward looking projections to estimate any potential valuation allowances of net deferred tax assets, inventory reserves or impairments of long-lived assets. These estimates include, among other things, the amount and timing of future revenues that are expected to come from products and services that have either recently been introduced or that are to be introduced in the future. It is reasonably possible that the actual results could differ from such estimates resulting in valuation allowances of net deferred tax assets, inventory reserve charges, goodwill impairments or other charges.

ADAPTEC, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (Continued)

The Company adopted EITF No. 01-09 in January 2002. As a result, certain consideration paid to distributors is now classified as a revenue offset rather than an operating expense. Financial statements for fiscal 2002 have been reclassified to conform to this presentation, resulting in a reduction of revenue of $0.7 million.

Certain amounts reported in previous years have been reclassified to conform to the current period presentation.

Foreign Currency Translation

For foreign subsidiaries whose functional currency is the local currency, the Company translates assets and liabilities to United States dollars using period-end exchange rates, and translates revenues and expenses using average monthly exchange rates. The resulting cumulative translation adjustments are included in “Accumulated other comprehensive income, net of taxes,” a separate component of stockholders’ equity in the Consolidated Balance Sheets.

For foreign subsidiaries whose functional currency is the United States dollar, certain assets and liabilities are remeasured at the period-end or historical rates as appropriate. Revenues and expenses are remeasured at the average monthly rates. Currency transaction gains and losses are recognized in current operations and have not been material to the Company’s operating results for the periods presented.

Derivative Financial Instruments

The Company did not enter into forward exchange or other derivative foreign currency contracts during the fiscal years ended March 31, 2004 and 2003. The Company does not hold or issue foreign exchange contracts for trading or speculative purposes. In connection with the issuance of its 3/4% Convertible Senior Subordinated Notes (“3/4% Notes”), the Company entered into a derivative financial instrument to repurchase its common stock, at the Company’s option, at specified prices in the future to mitigate potential dilution as a result of the conversion of the 3/4% Notes. See Note 8 for further details.

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including accounts receivable and accounts payable, the carrying amounts approximate fair market value due to their short maturities. The following table represents the related cost basis and the estimated fair values, which are based on quoted market prices, for the Company’s publicly traded debt:

	March 31, 2004		March 31, 2003
	Cost Basis	Estimated Fair Value	Cost Basis	Estimated Fair Value
	(in thousands)
3/4% Notes	$225,000	$233,057	$—	$—
3% Convertible Subordinated Notes (“3% Notes”)	35,190	35,476	250,000	216,513
4 3/4% Convertible Subordinated Notes (“4 3/4% Notes”)	—	—	82,445	81,878

Total	$260,190	$268,533	$332,445	$298,391

ADAPTEC, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (Continued)

Cash Equivalents and Marketable Securities

Cash equivalents consist of highly liquid investments with original maturities of three months or less at the date of purchase. Marketable securities consist of corporate obligations, commercial paper, other debt securities, municipal bonds and United States government securities with original maturities beyond three months. The Company’s policy is to protect the value of its investment portfolio and minimize principal risk by earning returns based on current interest rates. Marketable equity securities represent the Company’s equity holding in a public company.

Marketable securities, including equity securities, are classified as available-for-sale and are reported at fair market value and unrealized gains and losses, net of income taxes are included in “Accumulated other comprehensive income, net of taxes” as a separate component of stockholders’ equity in the Consolidated Balance Sheets. The marketable securities are adjusted for amortization of premiums and discounts and such amortization is included in “Interest and other income” in the Consolidated Statements of Operations. When the fair value of an investment declines below its original cost, the Company considers all available evidence to evaluate whether the decline in value is other-than-temporary. Among other things, the Company considers the duration and extent to which the market value has declined relative to its cost basis and economic factors influencing the markets. Unrealized losses considered other-than-temporary are charged to “Interest and other income” in the Consolidated Statements of Operations in the period in which the determination is made. Gains and losses on securities sold are determined based on the average cost method and are included in “Interest and other income” in the Consolidated Statements of Operations. The Company does not hold its securities for trading or speculative purposes.

As of March 31, 2004, $457.8 million of the Company’s cash, cash equivalents and available-for-sale marketable securities were held by its Singapore subsidiary. If the Company repatriates cash from the Singapore subsidiary, additional income taxes may be incurred from the repatriation.

Restricted marketable securities consist of United States government securities that are required as security under both the 3% Notes Indenture and the 3/4% Notes Indenture (Note 8).

Concentration of Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, cash equivalents, marketable securities and trade accounts receivable. The Company invests in high-credit quality investments, maintained with major financial institutions. The Company, by policy, limits the amount of credit exposure through diversification and management regularly monitors the composition of its investment portfolio for compliance with the Company’s investment policies.

The Company sells its products to OEMs, distributors and retailers throughout the world. Sales to customers are predominantly denominated in United States dollars and, as a result, the Company believes its foreign currency risk is minimal. In the fourth quarter of fiscal 2003, the Company began Euro-denominated sales to its customers in the European Union and expects to continue such sales in the future. The Company performs ongoing credit evaluations of its customers’ financial condition and generally does not require collateral from its customers. The Company maintains an allowance for doubtful accounts based upon the expected collectibility of all accounts receivable. One customer accounted for 12% of gross accounts receivable at March 31, 2004 and March 31, 2003.

The Company currently purchases a majority of the finished production silicon wafers used in its products from Taiwan Semiconductor Manufacturing Co., Ltd. (“TSMC”) and if TSMC fails to meet the Company’s manufacturing needs, it would delay production and product shipments to the Company’s customers.

ADAPTEC, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (Continued)

The Company’s industry is characterized by rapid technological change, competitive pricing pressures and cyclical market patterns. The Company’s financial results are affected by a wide variety of factors, including general economic conditions worldwide, economic conditions specific to its industry, the timely implementation of new manufacturing technologies and the ability to safeguard patents and intellectual property in a rapidly evolving market. In addition, the market for its products has historically been cyclical and subject to significant economic downturns at various times. As a result, the Company may experience significant period-to-period fluctuations in future operating results due to the factors mentioned above or other factors. The Company believes that its existing sources of liquidity, including its cash, cash equivalents and investments, will be adequate to support its operating and capital investment activities for the next twelve months.

Inventories

Inventories are stated at the lower of cost or market, with cost determined on a first-in, first-out basis.

Property and Equipment

Property and equipment are stated at cost and depreciated or amortized using the straight-line method over the estimated useful lives of the assets. The Company capitalizes substantially all costs related to the purchase and implementation of software projects used for internal business operations. Capitalized internal-use software costs primarily include license fees, consulting fees and any associated direct labor costs and are amortized over the estimated useful life of the asset, typically a three to five-year period.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price paid over the fair value of tangible and identifiable intangible net assets acquired in business combinations. Other intangible assets consist of acquisition-related intangible assets and intellectual property. Goodwill and other intangible assets are carried at cost less accumulated amortization.

In accordance with SFAS No. 142, the Company has not amortized goodwill for business acquisitions consummated after June 30, 2001, and ceased amortization of goodwill effective April 1, 2002 for business combinations consummated prior to July 1, 2001. Goodwill is reviewed annually and whenever events or circumstances occur which indicate that goodwill might be impaired. Other intangible assets are amortized over their estimated useful lives ranging from three months to five years.

In fiscal 2002, the Company recorded a $69.0 million charge for impairment of goodwill (Note 13). The Company completed its annual impairment tests for fiscal 2004 and fiscal 2003 during the last day in February for each of these years and concluded that there was no impairment of goodwill. However, there can be no assurance that future goodwill impairment tests will not result in a charge to earnings. See Note 6 for a further discussion of the Company’s goodwill and other intangible assets.

Other Long-Term Assets

The Company’s other long-term assets primarily include debt issuance costs and minority investments. Debt issuance costs relate to the 3/4% Notes and 3% Notes which are due on December 22, 2023 and March 5, 2007, respectively, and the 4 3/4% Notes which were due on February 1, 2004. The debt issuance costs for the 3/4% Notes, 3% Notes and 4 3/4% Notes are amortized to interest expense over their respective terms. A portion of the debt issuance costs were written off with the repurchase of 3% Notes and 4 3/4% Notes (Note 8). Minority investments include investments in certain nonpublic companies (Note 13). The Company accounts for its minority investments at the lower of cost (including adjustments for other-than-temporary impairments) or estimated realizable value. In fiscal 2004, 2003 and 2002, the Company recorded impairment charges of $1.0 million, $1.5 million and $8.6 million, respectively, related to the decline in the fair value of minority investments deemed to be other-than-temporary (Note 13).

ADAPTEC, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (Continued)

Impairment of Long-Lived Assets

In accordance with SFAS No. 144 and, prior to April 1, 2002, SFAS No. 121, the Company regularly performs reviews to determine if facts or circumstances are present, either internal or external, which would indicate if the carrying values of its long-lived assets are impaired. When the Company determines that the carrying value of its long-lived assets, other than goodwill, may not be recoverable based upon the existence of one or more indicators of impairment, the Company measures any impairment based on a discounted estimated future cash flows method and applying a discount rate commensurate with the risks inherent in its current business model. The impairment of long-lived assets are included in “Other charges” in the Consolidated Statements of Operations. In fiscal 2004, the Company recorded a $5.0 million charge for impairment of properties classified as assets held for sale as the carrying amount exceeded its estimated fair value less cost to sell (Note 13).

Stock-Based Compensation

The Company has employee and director stock compensation plans which are more fully described in Note 15. The Company accounts for stock-based compensation in accordance with APB Opinion No. 25 as interpreted by FIN 44 and complies with the disclosure provisions of SFAS No. 148, an amendment of SFAS No. 123. Under APB Opinion No. 25, compensation expense is recognized on the measurement date based on the excess, if any, of the fair value of the Company’s common stock over the amount an employee must pay to acquire the common stock. As it is the Company’s policy to grant options with an exercise price equal to the quoted market price of the Company’s common stock on The Nasdaq National Market on the grant date, no stock-based compensation expense, with exception of the acquisition-related compensation of Platys (Note 3), has been recognized in the Company’s Consolidated Statements of Operations for fiscal years 2004, 2003 and 2002.

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and EITF No. 96-18, which requires that such equity instruments be recorded at their fair value on the measurement date, which is typically the date of grant.

The following table illustrates the effect on net income (loss) and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to employee and director stock option plans, including shares issued under the Company’s ESPP, collectively called “options,” for all periods presented:

	Years Ended March 31,
	2004	2003	2002
	(in thousands, except per share amounts)

Net income (loss) from continuing operations, as reported	$62,907	$(15,426)	$(196,673)
Add: Deferred stock - based compensation expense included in reported net income (loss)	3,811	4,946	3,164
Deduct: Total stock-based compensation expense determined under the fair value-based method, net of tax	(25,555)	(34,734)	(81,756)

Pro forma net income (loss)	$41,163	$(45,214)	$(275,265)

Basic net income (loss) per share:
As reported	$0.58	$(0.14)	$(1.92)
Pro forma	$0.38	$(0.42)	$(2.68)

Diluted net income (loss) per share:
As reported	$0.54	$(0.14)	$(1.92)
Pro forma	$0.37	$(0.42)	$(2.68)

ADAPTEC, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (Continued)

SFAS No. 123 requires the use of option pricing models that were not developed for use in valuing employee stock options. The Black-Scholes option pricing model, used by the Company, was developed for use in estimating the fair value of short-lived exchange traded options that have no vesting restrictions and are fully transferable. In addition, option pricing models require the input of highly subjective assumptions, including the option’s expected life and the price volatility of the underlying stock. Because the Company’s options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the fair value of options. See Note 15 for a discussion of the assumptions used in the option pricing model and estimated fair value of options.

Revenue Recognition

The Company’s policy is to recognize revenue from product sales, including sales to OEMs, distributors and retailers, upon shipment from the Company, provided persuasive evidence of an arrangement exists, the price is fixed or determinable and collectibility is reasonably assured.

The Company’s distributor arrangements provide distributors with certain product rotation rights. Additionally, the Company permits our distributors to return products subject to certain conditions. The Company establishes allowances for expected product returns in accordance with SFAS No. 48. The Company also establishes allowances for rebate payments under certain marketing programs entered into with distributors. These allowances comprise the Company’s revenue reserves and are recorded as direct reductions of revenue and accounts receivable. The Company makes estimates of future returns and rebates based primarily on its past experience as well as the volume and price mix of products in the distributor channel, trends in distributor inventory, economic trends that might impact customer demand for its products (including the competitive environment), the economic value of the rebates being offered and other factors. In the past, actual returns and rebates have not been significantly different from the Company’s estimates. However, actual returns and rebates in any future period could differ from the Company’s estimates, which could impact the net revenue it reports.

For products which contain software, where software is essential to the functionality of the product, or software product sales, the Company recognizes revenue in accordance with SOP No. 97-2 as amended and modified by SOP 98-9. For software sales that are considered multiple element transactions, the entire fee from the arrangement is allocated to each respective element based on its vendor specific fair value or upon the residual method and recognized when revenue recognition criteria for each element are met. Vendor specific fair value for each element is established based on the sales price charged when the same element is sold separately or based upon a renewal rate. For multiple element sales involving software to distributors, revenue is recognized when the distributor sells the goods or services to the end-user or OEM.

ADAPTEC, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (Continued)

Software Development Costs

The Company’s policy is to capitalize software development costs incurred after technological feasibility has been demonstrated, which is determined to be the time a working model has been completed. Through March 31, 2004, costs incurred subsequent to the establishment of technological feasibility have not been significant and all software development costs have been charged to “Research and development” in the Consolidated Statements of Operations.

Income Taxes

The Company accounts for income taxes using an asset and liability approach, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s consolidated financial statements, but have not been reflected in the Company’s taxable income. A valuation allowance is established to reduce deferred tax assets to their estimated realizable value. Therefore, the Company provides a valuation allowance to the extent that the Company does not believe it is more likely than not that it will generate sufficient taxable income in future periods to realize the benefit of our deferred tax assets. Predicting future taxable income is difficult, and requires the use of significant judgment.

Recent Accounting Pronouncements

At its November 2003 meeting, the EITF reached a consensus on disclosure guidance previously discussed under EITF 03-01. The consensus provided for certain disclosure requirements that were effective for fiscal years ending after December 15, 2003. The Company adopted the disclosure requirements during its fiscal year ended March 31, 2004.

At its March 2004 meeting, the EITF reached a consensus on recognition and measurement guidance previously discussed under EITF 03-01. The consensus clarifies the meaning of other-than-temporary impairment and its application to investments classified as either available-for-sale or held-to-maturity under SFAS No. 115 and investments accounted for under the cost method or the equity method. The recognition and measurement guidance for which the consensus was reached in the March 2004 meeting is to be applied to other-than-temporary impairment evaluations in reporting periods beginning after June 15, 2004. The Company does not believe that this consensus on the recognition and measurement guidance will have an impact on its consolidated results of operations.

Note 2. Discontinued Operations—Software Segment

In June 2000, the Company announced a plan to spin off what was then its Software segment, Roxio, in the form of a fully independent and separate company. Roxio is a provider of digital media software solutions that enable individuals to create, manage and move music, photos, video and data onto recordable CDs. In February 2001, Roxio filed a Registration Statement on Form 10 for the Company’s distribution of the shares of Roxio’s common stock to the Company’s stockholders. On April 12, 2001, the Company’s Board of Directors formally approved the plan to spin off Roxio and declared a dividend of shares of Roxio’s common stock to the Company’s stockholders of record on April 30, 2001. The dividend was distributed after the close of business on May 11, 2001, in the amount of 0.1646 shares of Roxio’s common stock for each outstanding share of the Company’s common stock. The distribution of the shares of Roxio’s common stock was intended to be tax-free to the Company and to the Company’s stockholders. The Company distributed all of the shares of Roxio’s common stock, except for 190,936 shares retained by the Company for issuance upon the potential exercise of the then outstanding warrants held by Agilent Technologies, Inc. (“Agilent”) to purchase shares of the Company’s common stock (Note 17). In January 2004, the warrants expired unexercised. The distribution of the Roxio common stock dividend on May 11, 2001 resulted in the elimination of the net assets of discontinued operations and a $74.5 million reduction of retained earnings. Of this amount, $33.2 million represented the initial long-term funding the Company contributed to Roxio at the date of distribution.

ADAPTEC, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Discontinued Operations—Software Segment (Continued)

In accordance with SFAS No. 115, the Company classified the 190,936 shares of Roxio’s common stock as available-for-sale securities. They are recorded at fair market value and included in “Marketable securities” in the Consolidated Balance Sheets as of March 31, 2004 and 2003 (Note 4).

As a result of the spin-off, the historical consolidated financial statements of the Company have been restated to account for Roxio as discontinued operations for all periods presented in accordance with APB Opinion No. 30. Accordingly, the net revenues, costs and expenses, assets and liabilities, and cash flows of Roxio have been excluded from the respective captions in the Consolidated Statements of Operations, Consolidated Balance Sheets and Consolidated Statements of Cash Flows. The net income, net assets and net cash flows of Roxio have been reported as “Discontinued operations” in the accompanying financial statements.

For the period from April 12, 2001 (the date on which the Board of Directors approved the spin-off) to May 11, 2001 (the date of distribution), the Company incurred a loss, net of tax, of $5.8 million in connection with the disposal of Roxio. This loss represents Roxio’s net income during this period less total costs incurred to effect the spin-off. In accordance with APB Opinion No. 30, the Company reflected this loss under “Net loss on disposal of discontinued operations” in the Consolidated Statement of Operations for the year ended March 31, 2001. In addition, the operating results of Roxio for the period from April 1, 2001 to April 11, 2001 were reflected under “Net income from discontinued operations” in the Consolidated Statement of Operations for fiscal 2002.

Years Ended March 31, 2002
(in thousands)
Net revenues	$4,545

Income from discontinued operations before provision for income taxes	$1,588
Provision for income taxes	1,093

Net income from discontinued operations	$495

Note 3. Business Acquisitions

Eurologic:    On April 2, 2003, the Company completed the acquisition of Eurologic, a provider of external and networked storage solutions. The Company acquired Eurologic to further enhance its direct-attached and fibre-attached server storage capabilities by allowing it to provide end-to-end block- and file-based networked storage solutions. As consideration for the acquisition of all of the outstanding capital stock of Eurologic, the Company paid $25.6 million in cash (subject to the Holdback as described below) and assumed stock options to purchase 0.5 million shares of the Company’s common stock, with a fair value of $1.6 million. The Company also incurred $1.1 million in transaction fees, including legal, valuation and accounting fees. The assumed stock options were valued using the Black-Scholes valuation model with the following assumptions: volatility rate ranging from 57%-81%; a risk-free interest rate ranging from 1.1%-2.5%; and an estimated life ranging from 0.08-4 years.  Eurologic’s goodwill and amortizable intangible assets were allocated based on the relative fair values of the two segments, OEM and Channel (Note 21).

Holdback:    As part of the Eurologic purchase agreement, $3.8 million of the cash payment was held back (the “Holdback”) for unknown liabilities that may have existed as of the acquisition date. The Holdback, which was included as part of the purchase price, is included in “Accrued liabilities” in the Consolidated Balance Sheet as of March 31, 2004 and will be paid to the former Eurologic stockholders

ADAPTEC, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Business Acquisitions (Continued)

18 months after the acquisition closing date, except for funds necessary to provide for any unknown liabilities.

Earn-out Payments:    The Company also committed to pay the stockholders of Eurologic contingent consideration of up to $10.0 million in cash, also referred to as earn-out payments. The earn-out payments become payable if certain revenue levels are achieved by the acquired Eurologic business, in the period from July 1, 2003 through June 30, 2004. The earn-out payments, if any, will be recorded as purchase price adjustments in the period in which the attainment of the milestones become probable and the contingent consideration becomes determinable. Based on the Company’s current projections, attainment of the milestones is not probable and accordingly, there has been no accrual for the earn-out payment at March 31, 2004.

The allocation of the Eurologic purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed is summarized below (in thousands). The allocation was based on an independent appraisal and management’s estimates of fair value.

Cash	$3,305
Accounts receivable	10,624
Inventory	4,066
Other current assets	2,107
Property and equipment	2,835

Total assets acquired	22,937
Accounts payable	(7,292)
Current liabilities	(8,365)

Total liabilities assumed	(15,657)

Net tangible assets acquired	$7,280

The allocation of the purchase price to the tangible and intangible assets acquired and liabilities assumed is as follows (in thousands):

Net tangible assets acquired	$7,280
Acquired in-process technology	3,649
Goodwill	9,413
Other intangible assets:
Core technology	5,046
Covenants-not-to-compete	148
Customer relationships	880
Trade name	1,476
Current backlog	395

7,945

Net assets acquired	$28,287

The other intangible assets are being amortized over periods which reflect the pattern in which the economic benefits of the assets are expected to be realized. The core technology and customer relationships are being amortized over an estimated useful life of four years, the trade name and covenants-not-to-

ADAPTEC, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Business Acquisitions (Continued)

compete are being amortized over two years and the current backlog was fully amortized in the first quarter of fiscal 2004. The estimated weighted average useful life of other intangible assets, created as a result of the acquisition of Eurologic, is approximately three years. No residual value is estimated for the other intangible assets. In accordance with SFAS No. 142, the Company will not amortize the goodwill, but will evaluate it at least annually for impairment. Goodwill is not expected to be deductible for tax purposes.

In-process Technology:    The amount allocated to acquired in-process technology was determined through established valuation techniques in the high-technology computer industry. Approximately $3.6 million was written off in the first quarter of fiscal 2004 because technological feasibility had not been established and no alternative future uses existed. The Company acquired various external and networked storage products that enable organizations to install, manage and scale multiterabyte storage solutions. The identified projects focus on increased performance while reducing the storage controller form factor. The value was determined by estimating the net cash flows from the products once commercially viable and discounting the estimated net cash flows to their present value.

Net Cash Flows.    The net cash flows from the identified projects were based on estimates of revenues, cost of revenues, research and development expenses, including costs to complete the projects, selling, marketing and administrative expenses, royalty expenses and income taxes from the projects. The Company believes the assumptions used in the valuation as described below were reasonable at the time of the acquisition.

Net Revenues.    The estimated net revenues were based on management’s projections of the projects. The business projections were compared with and found to be in line with industry analysts’ forecasts of growth in substantially all of the relevant markets. Estimated total net revenues from the projects were expected to grow through fiscal 2008, and decline thereafter as other new products are expected to become available. These projections were based on estimates of market size and growth, expected trends in technology, and the nature and expected timing of new product introductions by the Company and those of its competitors.

Gross Margins.    Projected gross margins were based on Eurologic’s historical margins, which were in line with industry averages.

Operating Expenses.    Estimated operating expenses used in the valuation analysis of Eurologic included research and development expenses and selling, marketing and administrative expenses. In developing future expense estimates and evaluation of Eurologic’s overall business model, an assessment of specific product results, including both historical and expected direct expense levels and general industry metrics, was conducted.

Research and Development Expenses.    Estimated research and development expenses include costs to bring the projects to technological feasibility and costs associated with activities undertaken to correct errors or keep products updated with current information (also referred to as “maintenance” research and development) after a product is available for general release to customers. These activities include routine changes and additions. The estimated maintenance research and development expense was 5.0% of net revenues for the in-process technologies throughout the estimation period.

Selling, Marketing and Administrative Expenses.    Estimated selling, marketing and administrative expenses were consistent with the general industry cost structure in the first year net revenues were generated and increased in later years.

Effective Tax Rate.    The effective tax rate utilized in the analysis of the in-process technologies reflects a combined historical industry specific average for the United States Federal and state statutory income tax rates.

ADAPTEC, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Business Acquisitions (Continued)

Royalty Rate.    The Company applied a royalty charge of approximately 2% of the estimated net revenues for each in-process project to attribute value for dependency on existing technology.

Discount Rate.    The cost of capital reflects the estimated time to complete the projects and the level of risk involved. The discount rate used in computing the present value of net cash flows was approximately 27% for each of the projects.

Percentage of Completion.    The percentage of completion of the acquired projects was determined using costs incurred by Eurologic prior to the acquisition date compared to the estimated remaining research and development to be completed to bring the projects to technological feasibility. The Company estimated, as of the acquisition date, the projects were approximately 60% complete. All projects outstanding as of the acquisition date have been completed as of March 31, 2004.

Acquisition-Related Restructuring:    During the fourth quarter of fiscal 2004, the Company finalized its plans to integrate the Eurologic operations. The integration plan included the involuntary termination or relocation of approximately 110 employees, exiting duplicative facilities and the transition of all manufacturing operations from Dublin, Ireland to the Company’s manufacturing facility in Singapore. The consolidation of the manufacturing operations as well as involuntary employee terminations was completed in the fourth quarter of fiscal 2004. The acquisition-related restructuring liabilities were accounted for under EITF No. 95-3 and therefore were included in the purchase price allocation of the cost to acquire Eurologic. The Company recorded a liability of $3.3 million in fiscal 2004 for these activities. As of March 31, 2004, the Company utilized approximately $2.8 million of these charges. The Company anticipates that the remaining restructuring reserve balance of $0.6 million will be paid out by the third quarter of fiscal 2006.

The activity in the accrued restructuring reserve related to the acquisition-related restructuring plan was as follows for fiscal 2004:

	Severance And Benefits	Other Charges	Total
	(in thousands)
Eurologic Acquisition-Related Restructuring Plan:
Restructuring Provision:
Severance and benefits	$2,813	$—	$2,813
Accrued lease costs	—	297	297

Total	2,813	297	3,110
Adjustments	169	85	254
Cash paid	(2,607)	(141)	(2,748)
Non-cash charges	—	(26)	(26)

Reserve balance at March 31, 2004	$375	$215	$590

ICP Vortex:    On June 5, 2003, the Company completed the acquisition of ICP vortex. ICP vortex was an indirect wholly-owned subsidiary of Intel Corporation and provided a broad range of hardware and software RAID data protection solutions, including SCSI, Serial ATA and fibre channel products. The total

ADAPTEC, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Business Acquisitions (Continued)

purchase price was $14.6 million in cash to acquire ICP vortex, which includes $0.3 million in transaction fees, consisting of legal, valuation and accounting fees.  ICP Vortex’s goodwill and amortizable intangible assets were allocated based on the relative fair values of the two segments, OEM and Channel (Note 21).

The preliminary allocation of the ICP vortex purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed is summarized below (in thousands). The preliminary allocation was based on an independent appraisal and management’s estimate of fair value. The allocation of the purchase price may be subject to change based on the final estimates of fair value. These changes primarily relate to the acquisition-related restructuring liabilities and will be finalized in the first quarter of fiscal 2005.

Cash	$2,706
Accounts receivable	2,961
Inventory	2,015
Other current assets	3,087
Property and equipment	1,458
Total assets acquired	12,227

Accounts payable	(722)
Current liabilities	(2,573)
Long-term liabilities	(400)

Total liabilities assumed	(3,695)

Net tangible assets acquired	$8,532

The allocation of the purchase price to the tangible and intangible assets acquired and liabilities assumed is as follows (in thousands):

Net tangible assets acquired	$8,532
Goodwill	1,101
Other intangible assets:
Core technology	3,630
Customer relationships	410
Trade name	830
Royalties	60

4,930

Net assets acquired (Purchase Price)	$14,563

The other intangible assets are being amortized over periods which reflect the pattern in which the economic benefits of the assets are expected to be realized. The core technology and trade name are being amortized straight-line over an estimated useful life of three years, the customer relationships are being amortized straight-line over four years and the royalties were amortized through the end of the third quarter of 2004. The estimated weighted average useful life of other intangible assets, created as a result of the acquisition of ICP vortex, is approximately three years. No residual value is estimated for the other intangible assets. In accordance with SFAS No. 142, the Company will not amortize the goodwill, but will evaluate it at least annually for impairment. Goodwill is not expected to be deductible for tax purposes.

In connection with the acquisition, the Company initiated a plan to integrate the ICP vortex operations. The plan included the transfer of manufacturing operations to Singapore and the integration of certain

ADAPTEC, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Business Acquisitions (Continued)

duplicative resources. The acquisition-related restructuring liabilities will be accounted for under EITF No. 95-3 and therefore were included in the purchase price allocation of the cost to acquire ICP vortex. The consolidation of the manufacturing operations as well as involuntary employee terminations was substantially completed by the fourth quarter of fiscal 2004. In fiscal 2004, the Company recorded a liability of $0.4 million for severance and benefits related to the involuntary termination of 19 employees. Any changes to the Company’s estimate will result in an increase or decrease to the accrued restructuring charges and a corresponding increase or decrease to goodwill. As of March 31, 2004, the Company utilized approximately $0.3 million of these charges. The Company anticipates that the remaining restructuring reserve balance of $0.1 million will be paid out by the first quarter of fiscal 2005.

Elipsan:    On February 13, 2004, the Company completed the acquisition of Elipsan, a provider of networked storage infrastructure software. Elipsan’s storage virtualization technology will enable the Company to make storage more cost-effective, easier to scale, and increase performance across multiple RAID subsystems. The total purchase price was $19.2 million in cash to acquire Elipsan, which includes $0.5 million in transaction fees, consisting of legal, valuation and accounting fees.  Elipsan’s goodwill and amortizable intangible assets were allocated based on the relative fair values of the two segments, OEM and Channel (Note 21).

Holdback:    As part of the Elipsan purchase agreement, $2.0 million of the cash payment was held back (“Elipsan Holdback”) for unknown liabilities that may have existed as of the acquisition date. The Elipsan Holdback, which was included as part of the purchase price, is included in “Other long-term liabilities” in the Consolidated Balance Sheet as of March 31, 2004 and will be paid to the former Elipsan stockholders 18 months after the acquisition closing date, except for funds necessary to provide for any unknown liabilities.

The preliminary allocation of the Elipsan purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed is summarized below (in thousands). The preliminary allocation was based on an independent appraisal and management’s estimates of fair value. The allocation of the purchase price may be subject to change based on final estimates of fair value, however, such changes are not expected to be material.

Accounts receivable	$162
Other current assets	731
Property and equipment	105

Total assets acquired	998
Accounts payable	(196)
Current liabilities	(2,277)

Total liabilities assumed	(2,473)

Net tangible liabilities acquired	$(1,475)

The allocation of the purchase price to the tangible and intangible assets acquired and liabilities assumed is as follows (in thousands):

Net tangible assets acquired	$(1,475)
Acquired in-process technology	4,000
Goodwill	4,124
Core technology	12,600

Net assets acquired (Purchase Price)	$19,249

ADAPTEC, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Business Acquisitions (Continued)

The core technology is being amortized straight-line over an estimated useful life of five years. No residual value has been estimated for the intangible asset.. In accordance with SFAS No. 142, the Company will not amortize the goodwill, but will evaluate it at least annually for impairment. Goodwill is not expected to be deductible for tax purposes.

In-process Technology:    The amount allocated to acquired in-process technology was determined through established valuation techniques in the high-technology computer industry. A write-off for in-process technology was $4 million in the fourth quarter of fiscal 2004 because technological feasibility had not been established and no alternative future uses existed. The in-process projects were related to the development of software modules to add additional functionality to the existing storage virtualization software as well as address specific customer needs. The value for the identifiable intangible was determined by estimating the net cash flows and discounting the estimated net cash flows to their present value.

Net Cash Flows.    The net cash flows from the identified projects were based on estimates of revenues, cost of revenues, research and development expenses, including costs to complete the projects, selling, marketing and administrative expenses, royalty expenses and income taxes from the projects. The Company believes the assumptions used in the valuation as described below were reasonable at the time of the acquisition.

Net Revenues.    The estimated net revenues were based on management’s projections of the projects. The business projections were compared with and found to be in line with industry analysts’ forecasts of growth in substantially all of the relevant markets. Estimated total net revenues from the projects were expected to grow through fiscal 2007, and decline thereafter as other new products are expected to become available. These projections were based on estimates of market size and growth, expected trends in technology, and the nature and expected timing of new product introductions by the Company and those of its competitors.

Operating Expenses.    Estimated operating expenses used in the valuation analysis of Elipsan included research and development expenses and selling, marketing and administrative expenses. In developing future expense estimates and evaluation of Elipsan’s overall business model, an assessment of specific product results, including both historical and expected direct expense levels and general industry metrics, was conducted.

Research and Development Expenses.    Estimated research and development expenses include costs to bring the projects to technological feasibility and costs associated with activities undertaken to correct errors or keep products updated with current information (also referred to as “maintenance” research and development) after a product is available for general release to customers. These activities include routine changes and additions. The estimated maintenance research and development expense was 5.0% of net revenues for the in-process technologies throughout the estimation period.

Selling, Marketing and Administrative Expenses.    Estimated selling, marketing and administrative expenses were consistent with the general industry cost structure and were consistent throughout the estimation period.

Effective Tax Rate.    The effective tax rate utilized in the analysis of the in-process technologies reflects a combined historical industry specific average for the United States Federal and state statutory income tax rates.

Discount Rate.    The cost of capital reflects the estimated time to complete the projects and the level of risk involved. The discount rate used in computing the present value of net cash flows was approximately 63% for each of the projects.

ADAPTEC, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Business Acquisitions (Continued)

Percentage of Completion.    The percentage of completion of the acquired projects was determined using costs incurred by Elipsan prior to the acquisition date compared to the estimated remaining research and development to be completed to bring the projects to technological feasibility. The Company estimated, as of the acquisition date, the projects were approximately 28% complete. The Company expects remaining costs of approximately $0.3 million to bring the planned in-process projects to completion. Development of these projects remains a risk to the Company due to rapidly changing customer markets and significant competition. Failure to bring these products to market in a timely manner could adversely impact the Company’s future sales, results of operations and growth. Additionally, the value of the intangible assets acquired may become impaired.

Acquisition-Related Restructuring:    In connection with the acquisition, the Company initiated a plan to integrate the Elipsan operations. The plan includes the integration of certain duplicative resources. The Company has established a preliminary plan in the fourth quarter of fiscal 2004 and accordingly, recorded $0.8 million related to both severance and benefits in connection with the involuntary termination of two employees on March 31, 2004 and other integration activities through fiscal 2005. The acquisition-related restructuring liabilities were accounted for under EITF No. 95-3 and therefore were included in the purchase price allocation of the cost to acquire Elipsan. Any changes to the Company’s estimate will result in an increase or decrease to the accrued restructuring charges and a corresponding increase or decrease to goodwill. No payments have been made as of March 31, 2004 related to this plan.

Pro Forma Results:    The following unaudited pro forma financial information for fiscal 2004 and 2003, presents the combined results of the Company and Eurologic, ICP vortex and Elipsan, as if the acquisitions had occurred at the beginning of the periods presented. Certain adjustments have been made to the combined results of operations, including amortization of acquired other intangible assets; however, charges for purchased in-process technology were excluded as these items were non-recurring. The pro forma financial results for fiscal 2004 and 2003 were as follows:

	Years Ended March 31,
	2004	2003
	(in thousands, except per share amounts)
Net revenues	$458,169	$490,079
Net loss	55,842	(34,106)
Net loss per share:
Basic	$0.51	$(0.32)
Diluted	$0.49	$(0.32)

The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Company and Eurologic, ICP vortex and Elipsan constituted a consolidated entity during such periods.

Platys:    In August 2001, the Company purchased Platys, a developer of IP storage solutions for the purpose of accelerating its ability to provide IP storage connectivity for three high-growth IP storage markets: SANs, fabric switches and NAS. In consideration of the acquisition, the Company exchanged $50.0 million in cash, issued 5.2 million shares of the Company’s common stock valued at $59.8 million (including 0.9 million shares of restricted stock as discussed below) and assumed stock options to purchase 2.3 million shares of the Company’s common stock with a fair value of $25.1 million for all of the outstanding capital stock of Platys. The Company also incurred $2.3 million in transaction fees, including legal, valuation and accounting fees. The common stock issued was valued in accordance with EITF No. 99-12, using the average of the closing prices of the Company’s common stock on The Nasdaq

ADAPTEC, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Business Acquisitions (Continued)

National Market for the two days prior to the acquisition date and the closing price of the Company’s common stock on the date of acquisition. The assumed stock options were valued using the Black-Scholes valuation model, and the Company used a volatility rate of 73.4%, a risk-free interest rate of 4.3% and an estimated life of four years.  Platys’ goodwill and amortizable intangible assets were allocated based on the relative fair values of the two segments, OEM and Channel (Note 21).

General Holdback:    As part of the purchase agreement, $15.0 million of the cash payment was held back (the “General Holdback”) for unknown liabilities that may have existed as of the acquisition date. The General Holdback, which was included as part of the purchase price, was reflected in accrued liabilities at March 31, 2002. In fiscal 2003, the Company was notified of certain claims submitted by former Platys employees and consultants related to activities prior to the acquisition of Platys by the Company. During fiscal 2003 and fiscal 2004, the Company paid $10.7 million and $3.6 million, respectively, of the General Holdback to the former Platys shareholders or for the settlement of certain claims on their behalf. The remaining $0.7 million of the General Holdback will be paid to the Platys shareholders upon resolution of the outstanding claims, except for funds necessary to provide for liabilities with respect to the claims submitted by the former Platys employees and consultants.

Executive Holdback:    The Company also committed to certain executives of Platys an additional 0.8 million shares of the Company’s common stock, as well as $8.6 million of cash (“Executive Holdback”) when certain milestones were met. In December 2001, the specified milestones were met and the Executive Holdback was paid and recorded as compensation expense in the third quarter of fiscal 2002. Compensation expense with respect to the 0.8 million shares of the Company’s common stock was measured on the date the milestones were met and was valued at $12.4 million.

Deferred Stock-Based Compensation:    In exchange for certain Platys common stock that was subject to repurchase at the date of acquisition, the Company committed to pay $6.9 million of cash (the “Unvested Cash”) and issued to certain employee stockholders 0.9 million shares of the Company’s common stock valued at $10.1 million (the “Restricted Stock”). The Restricted Stock vests over periods ranging from 18 to 38 months from the date of acquisition and carries all the rights associated with the outstanding common stock of the Company. Unvested Restricted Stock is subject to the Company’s right of repurchase if the employee stockholders’ employment with the Company terminates. The Company recorded the value of the Restricted Stock as deferred stock-based compensation, which is being amortized as the related services are performed. The payment of the Unvested Cash was also contingent upon the employee stockholders’ continued employment with the Company. The Unvested Cash was being paid and recognized as compensation expense as the Restricted Stock vests. The Unvested Cash was been fully paid in fiscal 2004.

In addition, of the total assumed stock options, stock options to purchase approximately 1.9 million shares of the Company’s common stock, with exercise prices ranging between $0.10 and $11.38 per share, were unvested (the “Unvested Options”). The Unvested Options have a ten-year term and vest over two to four years from the date of grant. In accordance with FIN 44, the intrinsic value of the Unvested Options of $18.3 million was accounted for as deferred stock-based compensation and is being recognized as compensation expense over their related vesting periods.

In fiscal 2004, 2003 and 2002, the Company recorded reductions of $1.3 million, $2.4 million and $0.4 million, respectively, of deferred stock-based compensation related to cancellations of Unvested Options and repurchases of unvested Restricted Stock. In the fiscal 2004 Consolidated Statement of Operations, total stock-based compensation expense with respect to the Restricted Stock and the Unvested Options totaled $4.1 million, of which $3.8 million was included in research and development expense and $0.3 million was included in selling, marketing and administrative expense. In the fiscal 2003 Consolidated Statement of Operations, total stock-based compensation expense with respect to the Restricted Stock and the Unvested Options totaled $10.6 million, of which $8.0 million was included in research and development expense and $2.6 million was included in selling, marketing and administrative expense. In the fiscal 2002 Consolidated Statement of Operations, total stock-based compensation expense with respect to the Executive Holdback, Restricted Stock and the Unvested Options totaled $19.2 million, of which

ADAPTEC, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Business Acquisitions (Continued)

$12.2 million was included in research and development expense and $7.0 million was included in selling, marketing and administrative expense.

Purchase Accounting:    The acquisition was accounted for under SFAS No. 141 and certain specified provisions of SFAS No. 142. The results of operations of Platys were included in the Company’s Consolidated Statements of Operations from the date of the acquisition. The following table summarizes the estimated fair values of the tangible assets acquired and the liabilities assumed at the date of acquisition (in thousands):

Cash	$892
Other current assets	113
Property and equipment	1,344
Other long-term assets	1,372

Total assets acquired	3,721

Accounts payable	(2,891)
Current liabilities	(1,666)
Long-term liabilities	(1,252)

Total liabilities assumed	(5,809)

Net liabilities assumed	$(2,088)

The allocation of the purchase price, net of the contingent liabilities, to the tangible and identifiable intangible assets acquired and liabilities assumed is as follows (in thousands):

Net liabilities assumed	$(2,088)
Acquired in-process technology	53,370
Deferred stock-based compensation	28,376
Deferred income tax liabilities	(7,881)
Goodwill and other intangible assets:
Goodwill	45,742
Patents and core technology	15,033
Covenants-not-to-compete	4,670

65,445

Net assets acquired	$137,222

The patents and core technology are being amortized over an estimated useful life of four years, and the covenants-not-to-compete are being amortized over three years. In accordance with SFAS No. 142, the Company will not amortize the goodwill, but will evaluate it at least annually for impairment.

The amount allocated to acquired in-process technology was determined through established valuation techniques in the high-technology computer industry. Approximately $53.4 million was written off in fiscal 2002 because technological feasibility had not been established and no alternative future uses existed. The Company acquired certain ASIC-based iSCSI technology for IP storage solutions. The value was determined by estimating the net cash flows from the products once commercially viable, discounting the

ADAPTEC, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Business Acquisitions (Continued)

estimated net cash flows to their present value, and then applying a percentage of completion to the calculated value, as defined below.

Net Cash Flows.    The net cash flows from the identified projects were based on estimates of revenues, cost of revenues, research and development expenses, selling, general and administrative expenses, royalty expenses and income taxes from the projects. The Company believes the assumptions used in the valuation as described below were reasonable at the time of the acquisition. The research and development expenses excluded costs to bring the projects to technological feasibility.

Net Revenues.    The estimated net revenues were based on management projections of the projects. The business projections were compared with and found to be in line with industry analysts’ forecasts of growth in substantially all of the relevant markets. Estimated total net revenues from the projects were expected to grow and peak after fiscal 2006, and decline thereafter as other new products are expected to become available. These projections were based on estimates of market size and growth, expected trends in technology, and the nature and expected timing of new product introductions by the Company and those of its competitors.

Gross Margins.    Projected gross margins were based on Platys’ historical margins, which were in line with the Company’s prior SNG segment into which the acquired assets from Platys were integrated.

Operating Expenses.    Estimated operating expenses used in the valuation analysis of Platys included research and development expenses and selling, marketing and administrative expenses. In developing future expense estimates and evaluation of Platys’ overall business model, an assessment of specific product results including both historical and expected direct expense levels and general industry metrics was conducted.

Research and Development Expenses.    Estimated research and development expenses consist of the costs associated with activities undertaken to correct errors or keep products updated with current information (also referred to as “maintenance” research and development) after a product is available for general release to customers. These activities include routine changes and additions. The estimated maintenance research and development expense was 1.25% of net revenues for the in-process technologies throughout the estimation period.

Selling, Marketing and Administrative Expenses.    Estimated selling, marketing and administrative expenses were consistent with Platys’ historical cost structure in the first year net revenues were generated and decreased in later years to account for economies of scale as total net revenues increased.

Effective Tax Rate.    The effective tax rate utilized in the analysis of the in-process technologies reflects a combined historical industry average for the United States Federal and state statutory income tax rates.

Royalty Rate.    The Company applied a royalty charge of approximately 8% of the estimated net revenues for each in-process project to attribute value for dependency on existing technology.

Discount Rate.    The cost of capital reflects the estimated time to complete the projects and the level of risk involved. The cost of capital used in discounting the net cash flows ranged from approximately 40% to 60% for each of the projects.

Percentage of Completion.    The percentage of completion for the acquired projects was determined using costs incurred by Platys prior to the acquisition date compared to the estimated remaining research and development to be completed to bring the projects to technological feasibility. The Company estimated, as of the acquisition date, project completion ranged from 25% to 90%.

ADAPTEC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Business Acquisitions (Continued)

The Company completed certain in-process projects and began shipping product in the fourth quarter of fiscal 2003 with additional in-process products expected to be completed by the second quarter of fiscal 2005. [The Company believes market acceptance of iSCSI technology will accelerate when leading storage OEMs complete development of their external storage systems incorporating iSCSI technology. The Company expects remaining costs of approximately $1 million to bring the planned in-process projects to completion. Development of these projects remains a significant risk to the Company due to the remaining effort to achieve technological feasibility and rapidly changing customer markets. Failure to bring these products to market in a timely manner, in a competitive market, could adversely impact the Company’s future sales, profitability and growth. Additionally, the value of the intangible assets acquired may become impaired.

If the Company had acquired Platys at the beginning of the periods presented, the Company’s unaudited pro forma net revenues, net income (loss) and net income (loss) per share from continuing operations would have been as follows:

Year Ended March 31, 2002
(in thousands, except per share amounts)
Net revenues	$418,869
Net loss	(203,812)
Net loss per share:
Basic	$(1.93)
Diluted	$(1.93)

Note 4. Marketable Securities

The Company’s portfolio of marketable securities at March 31, 2004 was as follows:

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(in thousands)
Available-for-Sale Marketable Securities:
Short term deposits	$6,838	$—	$(1)	$6,837
Municipal bonds	16,550	—	—	16,550
Commercial paper	999	—	—	999
Corporate obligations	200,636	2,086	(14)	202,708
United States government securities	175,609	982	(17)	176,574
Other debt securities	194,705	722	(97)	195,330
Marketable equity securities (Note 2)	873	—	(18)	855

Total available-for-sale securities	596,210	3,790	(147)	599,853
Less amounts classified as cash equivalents	47,085	—	—	47,085

Total	$549,125	$3,790	$(147)	$552,768

ADAPTEC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4. Marketable Securities (Continued)

The Company’s portfolio of marketable securities at March 31, 2003 was as follows:

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(in thousands)
Available-for-Sale Marketable Securities:
Short term deposits	$9,468	$6	$—	$9,474
Municipal bonds	10,200	—	—	10,200
Commercial paper	998	—	—	998
Corporate obligations	242,242	2,784	(495)	244,531
United States government securities	345,474	3,959	(318)	349,115
Other debt securities	55,519	429	(188)	55,760
Marketable equity securities (Note 2)	873	313	—	1,186

Total available-for-sale securities	664,774	7,491	(1,001)	671,264
Less amounts classified as cash equivalents	63,546	—	—	63,546

Total	$601,228	$7,491	$(1,001)	$607,718

Sales of marketable securities resulted in gross realized gains of $2.5 million, $3.2 million and $3.5 million during fiscal 2004, 2003 and 2002, respectively. Sales of marketable securities resulted in gross realized losses of $1.4 million, $2.9 million and $0.2 million during fiscal 2004, 2003, and 2002, respectively.

At March 31, 2004, the Company’s gross unrealized losses on the available-for-sale marketable securities were all in loss positions for less than 12 months.

The amortized cost and estimated fair value of investments in available-for-sale debt securities at March 31, 2004, by contractual maturity, were as follows:

ADAPTEC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4. Marketable Securities (Continued)

	Available-for-Sale Debt Securities Cost	Estimated Fair Value
	(in thousands)
Mature in one year or less	$242,155	$243,506
Mature after one year through three years	353,182	355,492
Total	$595,337	$598,998

The maturities of asset- and mortgage-backed securities were allocated primarily based upon assumed prepayment forecasts utilizing interest rate scenarios and mortgage loan characteristics.

Note 5. Balance Sheets Details

Inventories

The components of net inventories at March 31, 2004 and 2003 were as follows:

	March 31,
	2004	2003
	(in thousands)

Raw materials	$16,244	$6,034
Work-in-process	6,210	5,458
Finished goods	26,434	12,004

Total	$48,888	$23,496

Property and Equipment

The components of property and equipment at March 31, 2004 and 2003 were as follows:

	Life	March 31,
		2004	2003
		(in thousands)

Land	—	$9,537	$13,086
Buildings and improvements	5-40 years	42,788	56,062
Machinery and equipment	3-5 years	88,340	81,767
Furniture and fixtures	3-7 years	68,506	64,629
Leasehold improvements	Life of lease	4,909	4,846
Construction in progress	—	375	505

		214,455	220,895
Accumulated depreciation and amortization		(156,020)	(141,579)

Total		$58,435	$79,316

ADAPTEC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Balance Sheets Details (Continued)

Depreciation expense was $20.1 million, $24.0 million and $27.1 million in fiscal 2004, 2003 and 2002, respectively.

Accrued Liabilities

The components of accrued liabilities at March 31, 2004 and 2003 were as follows:

	March 31,
	2004	2003
	(in thousands)

Tax related	$65,812	$72,687
Acquisition related	8,200	25,744
Accrued compensation and related taxes	19,336	21,991
Other	13,044	15,603

Total	$106,392	$136,025

Accumulated Other Comprehensive Income (loss)

The components of accumulated other comprehensive income (loss), net of income taxes, at March 31, 2004 and 2003 were as follows:

	March 31,
	2004	2003
	(in thousands)

Unrealized gain on marketable securities, net of tax provision of $1,443 in fiscal 2004 and $2,596 in fiscal 2003	$2,186	$3,894
Foreign currency translation, net of tax provision (benefit) of $543 in fiscal 2004 and $69 in fiscal 2003	814	(104)

Total	$3,000	$3,790

ADAPTEC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6. Goodwill and Other Intangible Assets

Goodwill

Goodwill allocated to the Company’s reportable segments and changes in the carrying amount of goodwill for fiscal 2004 was as follows:

	OEM	Channel	Total
	(in thousands)

Balance at March 31, 2003	$20,648	$33,206	$53,854
Goodwill acquired	9,678	4,960	14,638

Balance at March 31, 2004	$30,326	$38,166	$68,492

Goodwill increased by approximately $14.6 million as a result of the Company’s acquisitions of Elipsan, ICP vortex and Eurologic.

A reconciliation of previously reported net loss and basic and diluted net loss per share to the amounts adjusted for the exclusion of goodwill (including distribution network, acquired employees and OEM relationships), net of the related income tax effect, is as follows:

Year Ended March 31, 2002
(in thousands, except per share amounts)

Net loss, as reported	$(196,178)
Add: Amortization of goodwill, net of taxes	40,458
Adjusted net loss	$(155,720)

Basic net loss per share:
Net loss per share, as reported	$(1.91)
Add: Amortization of goodwill, net of taxes	$0.39
Adjusted net loss per share	$(1.52)

Diluted net loss per share:
Net loss per share, as reported	$(1.91)
Add: Amortization of goodwill, net of taxes	$0.39
Adjusted net loss per share	$(1.52)

ADAPTEC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6. Goodwill and Other Intangible Assets (Continued)

Other Intangible Assets

	March 31, 2004		March 31, 2003
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(in thousands)
Acquisition-related intangible assets:
Patents and core technology	$74,930	$(50,898)	$53,654	$(37,514)
Covenants-not-to-compete	4,818	(4,095)	4,670	(2,464)
Customer relationships	1,290	(308)	—	—
Trade name	2,306	(963)	—	—
Backlog and royalties	455	(455)	—	—

Subtotal	83,799	(56,719)	58,324	(39,978)
Intellectual property assets	43,892	(22,070)	43,892	(14,843)

Total	$127,691	$(78,789)	$102,216	$(54,821)

Intellectual property assets consist of a patent license fee (Note 16), a technology license fee (Note 16), an amount allocated to a product supply agreement (Note 16) and certain intellectual property acquired in fiscal 2003.

In November 2002, the Company acquired intellectual property from Tricord for $1.7 million in cash. The intellectual property acquired is being amortized over its expected useful life of three years. The amortization expense of the intellectual property was included in “Research and development” in the Consolidated Statements of Operations from the date of acquisition and will be included in “Cost of revenues,” when the Company begins selling product incorporating this technology.

Other intangible assets increased by approximately $25.5 million in fiscal 2004 as a result of the Company’s acquisitions of Eurologic, ICP vortex and Elipsan. Amortization of other intangible assets was $24.0 million, $20.0 million and $58.8 million in fiscal 2004, 2003 and 2002, respectively.

The annual amortization expense of the other intangible assets that existed as of March 31, 2004 is expected to be as follows:

	Estimated Amortization Expense
	Acquisition- related intangible assets	Intellectual property assets
	(in thousands)

Fiscal Years:
2005	$10,810	$7,005
2006	7,157	6,670
2007	4,374	6,316
2008	2,534	1,831
2009	2,205	—

Total	$27,080	$21,822

ADAPTEC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7. Line of Credit

In May 2001, the Company obtained an unsecured $20.0 million revolving line of credit. No borrowings were outstanding under the line of credit during fiscal 2004. The Company was charged a fee equal to 0.15% per annum on the average daily unused amount of the line of credit. The Company did not renew the line of credit upon its expiration in August 2003.

Note 8. Convertible Notes

	March 31,
	2004	2003
	(in thousands)

3/4% Notes	$225,000	$—
3% Notes	35,190	250,000
4 3/4% Notes	—	82,445

Total	$260,190	$332,445

3/4% Notes:    In December 2003, the Company issued $225.0 million of 3/4% Notes due December 22, 2023. The issuance costs associated with the 3/4% Notes totaled $6.8 million and the net proceeds to the Company from the offering of the Notes were $218.2 million.

The 3/4% Notes are convertible at the option of the holders into shares of the Company’s common stock, par value $0.001 per share, only under the following circumstances: (1) prior to December 22, 2021, on any date during a fiscal quarter if the closing sale price of the Company’s common stock was more than 120% of the then current conversion price of the 3/4% Notes for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter, (2) on or after December 22, 2021, if the closing sale price of the Company’s common stock was more than 120% of the then current conversion price of the 3/4% Notes, (3) if the Company elects to redeem the 3/4% Notes, (4) upon the occurrence of specified corporate transactions or significant distributions to holders of the Company’s common stock occur or (5) subject to certain exceptions, for the five consecutive business day period following any five consecutive trading day period in which the average trading price of the 3/4% Notes was less than 98% of the average of the sale price of the Company’s common stock during such five-day trading period multiplied by the 3/4% Notes then current conversion rate. Subject to the above conditions, each $1,000 principal amount of 3/4% Notes is convertible into approximately 85.4409 shares (equivalent to an initial conversion price of approximately $11.704 per share of common stock).

The Company may redeem some or all of the 3/4% Notes for cash on December 22, 2008 at a redemption price equal to 100.25% of the principal amount of the notes being redeemed, plus accrued interest to, but excluding, the redemption date. After December 22, 2008, the Company may redeem some or all of the 3/4% Notes for cash at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued interest to, but excluding, the redemption date.

Each holder of the 3/4% Notes may require the Company to purchase all or a portion of their 3/4% Notes on December 22, 2008 at a price equal to 100.25% of the 3/4% Notes to be purchased plus accrued and unpaid interest. In addition, each holder of the 3/4% Notes may require the Company to purchase all or

ADAPTEC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Convertible Notes (Continued)

a portion of their 3/4% Notes on December 22, 2013, on December 22, 2018 or upon the occurrence of a change of control (as defined in the Indenture governing the 3/4% Notes) at a price equal to the principal amount of 3/4% Notes being purchased plus any accrued and unpaid interest.

The Company will pay cash interest at an annual rate of 3/4% of the principal amount at issuance, payable semi-annually on June 22 and December 22 of each year, commencing on June 22, 2004. Debt issuance costs of $6.8 million are amortized to interest expense over 5 years. The 3/4% Notes rank senior in right of payment to the 3% Convertible Subordinated Notes due 2007 (“3% Notes”). The 3/4% Notes rank junior in right of payment and are subordinated to all other existing and future senior indebtedness of the Company.

In connection with the issuance of the 3/4% Notes, the Company purchased marketable securities totaling $7.9 million as security for the first ten scheduled interest payments due on the 3/4% Notes. The marketable securities, which consist of United States government securities, are reported at fair market value with unrealized gains and losses, net of income taxes, recorded in “Accumulated other comprehensive income, net of taxes” as a separate component of the stockholders’ equity on the Consolidated Balance Sheets. Gross unrealized gains on these securities were $0.1 million in fiscal 2004. At March 31, 2004, $1.7 million was classified as short-term marketable securities due within one year and $6.3 million was classified as long-term due within four years.

Convertible Bond Hedge and Warrant

Concurrent with the issuance of the 3/4% Notes, the Company entered into a convertible bond hedge transaction with an affiliate of one of the initial purchasers of the 3/4% Notes. Under the convertible bond hedge arrangement, the counterparty agreed to sell to the Company up to 19.2 million shares of the Company’s common stock, which is the number of shares issuable upon conversion of the 3/4% Notes in full, at a price of $11.704 per share. The convertible bond hedge transaction may be settled at the Company’s option either in cash or net shares and expires in December 2008. Settlement of the convertible bond hedge in net shares on the expiration date would result in the Company receiving a number of shares of its common stock with a value equal to the amount otherwise receivable on cash settlement. Should there be an early unwind of the convertible bond hedge transaction, the amount of cash or net shares potentially received by the Company will depend upon then existing overall market conditions, and on the Company’s stock price, the volatility of the Company’s stock and the amount of time remaining on the convertible bond hedge. The convertible bond hedge transaction cost of $64.1 million has been accounted for as an equity transaction in accordance with EITF No. 00-19.

During the fourth quarter of fiscal 2004, in conjunction with the issuance of the 3/4% Notes, the Company received $30.4 million from the issuance to an affiliate of one of the initial purchasers of the 3/4% Notes of a warrant to purchase up to 19.2 million shares of the Company’s common stock at an exercise price of $18.56 per share. The warrant expires in December 2008. At expiration, the Company may, at its option, elect to settle the warrants on a net share basis or for cash. As of March 31, 2004, the warrant had not been exercised and remained outstanding. The warrant was valued using the Black-Scholes valuation model using a volatility rate of 42%, risk-free interest rate of 3.6% and an expected life of 5 years. The value of the warrant of $30.4 million has been classified as equity because it meets all the equity classification criteria of EITF 00-19. The separate warrant and convertible bond hedge transactions have the potential of limiting the dilution associated with the conversion of the 3/4% Notes from approximately 19.2 million to as few as 12.1 million shares.

3% Notes:    In March 2002, the Company issued $250 million of 3% Notes for net proceeds of $241.9 million. The 3% Notes are due on March 5, 2007. The 3% Notes provide for semi-annual interest payments each March 5 and September 5, which interest payments commenced September 5, 2002. The holders of the 3% Notes are entitled to convert the notes into common stock at a conversion price of $15.31 per share through March 5, 2007. The 3% Notes are redeemable, in whole or in part, at the option of the Company, at any time on or after March 9, 2005 at declining premiums to par. Debt issuance costs are

ADAPTEC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Convertible Notes (Continued)

amortized to interest expense ratably over the term of the 3% Notes. The Notes are subordinated to all other existing and future senior indebtedness of the Company.

In connection with the issuance of the 3% Notes, the Company purchased marketable securities totaling $21.4 million as security for the first six scheduled interest payments due on the 3% Notes. The marketable securities, which consist of United States government securities, are reported at fair market value with unrealized gains and losses, net of income taxes, recorded in “Accumulated other comprehensive income, net of taxes” as a separate component of the stockholders’ equity on the Consolidated Balance Sheets. Gross unrealized gains on these securities were $0.3 million in fiscal 2003 and gross unrealized losses on these securities were $0.2 million in fiscal 2002. In fiscal 2004, the Company utilized a portion of the proceeds from the issuance of 3/4% Notes and repurchased $214.8 million in aggregate principal amount of the 3% Notes resulting in a loss on extinguishment of debt of $5.7 million (including unamortized debt issuance costs of $5.0 million). Due to the partial repurchase of the 3% Notes, the restriction on $9.4 million of the restricted marketable securities lapsed. At March 31, 2004, $1.1 million was classified as restricted cash in connection with the remaining $35.2 million outstanding 3% Note balance. At March 31, 2003, $7.4 million was classified as short-term marketable securities due within one year and $7.4 million was classified as long-term due within two years.

4 3/4% Notes:    In February 1997, the Company issued $230.0 million of 4 3/4% Notes for net proceeds of $223.9 million. The 4 3/4% Notes were due on February 1, 2004, and accordingly, the balance outstanding at March 31, 2003 was classified as a current liability. The 4 3/4% Notes provided for semi-annual interest payments each February 1 and August 1, commencing on August 1, 1997. The holders of the 4 3/4% Notes were entitled to convert the notes into common stock at an original conversion price of $51.66 per share through February 1, 2004. The 4 3/4% Notes were redeemable, in whole or in part, at the option of the Company, at any time at declining premiums to par. Debt issuance costs were amortized to interest expense ratably over the term of the 4 3/4% Notes. During fiscal 2000, a noteholder converted $0.2 million of the 4 3/4% Notes into 3,871 shares of the Company’s common stock.

As a result of the Roxio spin-off (Note 2) and in accordance with the terms of the 4 3/4% Notes’ Indenture, the conversion price was adjusted to $38.09 per share. The adjusted conversion price was determined by multiplying $51.66, the original conversion price, by a ratio equal to (1) the difference between the price of the Company’s common stock at the date of the Roxio spin-off, as defined in the Indenture, and the fair market value of Roxio’s common stock as determined by the Company’s Board of Directors, (2) divided by the price of the Company’s common stock at the date of the Roxio spin-off.

In fiscal 2004, the Company redeemed the outstanding $82.4 million balance of its 4 3/4% Notes for an aggregate price of $83.0 million resulting in a loss on extinguishment of debt of $0.8 million (including unamortized debt issuance costs of $0.2 million). In fiscal 2003, the Company repurchased 4 3/4% Notes with a book value of $120.4 million for an aggregate price of $116.3 million, resulting in a gain on extinguishment of debt of $3.3 million (net of unamortized debt issuance costs of $0.8 million). In fiscal 2002, the Company repurchased 4 3/4% Notes with a book value of $27.0 million for an aggregate price of $25.9 million, resulting in a gain on extinguishment of debt of $0.9 million (net of unamortized debt issuance costs of $0.2 million). Because the Company elected to adopt SFAS No. 145 as of January 1, 2002, the gain on extinguishment of debt has been included in “Interest and other income” in the Consolidated Statements of Operations for fiscal 2003 and 2002.

Note 9. TSMC Agreements

During fiscal 1996, the Company entered into agreements with TSMC which provide the Company with guaranteed capacity for wafer fabrication in exchange for advance payments (“Option Agreements”). The Company reflects the advance payments as either prepaid expenses or other long-term assets based upon the amount expected to be utilized within the next twelve months. As wafer units are purchased each year from TSMC, the advance payments are reduced at a specified amount per wafer unit.

ADAPTEC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. TSMC Agreements (Continued)

In fiscal 1999, in response to declining demand for the Company’s products, the Company and TSMC amended the Option Agreements. The terms of the Option Agreements were extended by two years through December 31, 2002. Additionally, TSMC agreed to refund the Company $5.4 million of advance payments made under the Option Agreements, payable in four equal quarterly installments beginning in January 1999. No other terms or conditions were amended.

In fiscal 2000, the Company and TSMC amended the Option Agreements, whereby the Company paid TSMC an additional $20.0 million in advance payments to secure guaranteed capacity for wafer fabrication through December 31, 2004. No other terms or conditions were amended.

In fiscal 2002, the Company and TSMC further amended the Option Agreements, whereby both the minimum number of wafer units to be purchased by the Company and the amount of credit applied against the advance payments for each wafer unit purchased were amended for calendar years 2002, 2003 and 2004. The amendment eliminated the minimum number of wafer units to be purchased and allowed the Company to utilize the advance payments beginning with the purchase of the first wafer unit in any calendar year. The amendment also entitles the Company to carry-forward the unused advance payments through calendar year 2004.

The Company utilized $9.3 million, $11.2 million and $9.6 million of the advance payments in fiscal 2004, 2003 and 2002, respectively. The advance payments expected to be realized in the next year of $8.8 million are classified in “Prepaid expenses” in the Consolidated Balance Sheet as of March 31, 2004.

Note 10. Interest and Other Income

The components of interest and other income for all periods presented were as follows:

	Years Ended March 31,
	2004	2003	2002
	(in thousands)

Interest income	$19,197	$29,877	$34,153
Gain on settlement with former president of Distributed Processing Technology Corporation (“DPT”)	49,256	—	—
Gain (loss) on extinguishment of debt, net (Note 8)	(6,466)	3,297	867
Foreign currency transaction gains (losses)	1,342	(668)	(159)
Interest on Federal and State tax refunds	1,164	—	—
Other	1,936	1,352	23

Total	$66,429	$33,858	$34,884

In December 1999, the Company purchased DPT. As part of the purchase agreement, $18.5 million of the purchase price was held back (“Holdback Amount”), from former DPT stockholders, for unknown liabilities that may have existed as of the acquisition date. The Holdback Amount was included in “Accrued liabilities” in the Consolidated Balance Sheets at March 31, 2003. Subsequent to the date of purchase, the Company determined that certain representations and warranties made by the DPT stockholders were incomplete or inaccurate, which caused the Company to lose revenues and incur additional expenses. In

ADAPTEC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10. Interest and Other Income (Continued)

addition, certain DPT products were found to be defective. In December 2000, the Company filed a claim against the DPT stockholders for the entire Holdback Amount of $18.5 million. In January 2001, the DPT stockholders notified the Company as to their objection to its claim. Under the terms of the purchase agreement, the Company’s claim was submitted to arbitration. Thereafter, the Company also filed court proceedings against Steven Goldman, the principal shareholder and former president of DPT alleging causes of action for, amongst others, fraud, fraudulent inducement, and negligent misrepresentation. Those claims were ordered submitted to arbitration. In April 2003, the arbitrator issued a partial decision in the Company’s favor for $50.0 million, including the remaining balance of the Holdback Amount, related to the Company’s claim of negligent misrepresentation. In May 2003, the Company entered into a written settlement and a mutual general release agreement with Steven Goldman, on his own and on behalf of all the selling shareholders of DPT, pursuant to which it was agreed that the Company would retain the Holdback Amount and additionally, Steven Goldman would pay the Company $31.0 million.

The Company received the $31.0 million payment in May 2003 and recorded a gain of approximately $49.3 million in the first quarter of fiscal 2004. The cash received from the DPT settlement of $31.0 million was included in cash provided from operating activities in the Consolidated Statements of Cash Flows.

Note 11. Related Party Transactions

Chaparral:    In November 1998, the Company entered into a definitive agreement with Chaparral Network Storage, Inc. (“Chaparral”) whereby the Company agreed to contribute certain tangible and intangible assets related to the external storage business line. In exchange, Chaparral issued to the Company shares of Series B Convertible Preferred Stock convertible into approximately 2.9 million shares of common stock. The investment represented a then 19.9% ownership interest in Chaparral.

The Company and Chaparral are also parties to various component supply, technology and software licensing and product distribution agreements, including one in which the Company made a $2 million advance payment for future product purchases of certain external storage solutions products. As product was purchased the prepayment was reduced by the purchase price. The advance payment was fully utilized in fiscal 2003. During fiscal 2003 and 2002, the Company recorded royalty and product revenue of $0.3 million and $0.4 million, respectively. Chaparral owed the Company $0.1 million at March 31, 2003. There were no transactions with Chaparral during fiscal 2004.

The Company’s carrying value of its investment in Chaparral of $0.5 million was included in “Other long-term assets” in the Consolidated Balance Sheet as of March 31, 2002. Due to various stock issuances by Chaparral, the Company’s ownership interest in Chaparral had decreased to 5.7% as of March 31, 2002. In fiscal 2003, the Company determined that the decline in its investment was other-than-temporary due to a severe curtailment of Chapparal’s operations. Accordingly, the Company recorded an impairment charge of $0.5 million to write-off its investment in Chapparal.

BroadLogic:    In December 1998, the Company entered into a definitive agreement with BroadLogic, Inc. (“BroadLogic”) whereby the Company agreed to contribute certain tangible and intangible assets related to the satellite networking business line. In exchange for the assets, BroadLogic issued the Company 989,430 shares of Series A Convertible Preferred Stock, representing a then 19.9% ownership interest in BroadLogic. In addition, the Company received a warrant to purchase up to 982,357 shares of BroadLogic’s common stock at $4 per share, which expired in December 2003.

In November 1999, in connection with BroadLogic’s second round of equity financing, the Company purchased $2.4 million of BroadLogic’s Series B Preferred Stock. BroadLogic completed a third round of financing in March 2001 in which the Company invested an additional $1.0 million in BroadLogic’s Series C Preferred Stock.

ADAPTEC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11. Related Party Transactions (Continued)

In fiscal 2002, due to a severe curtailment of BroadLogic’s operations, the Company determined that the decline in its investment was other-than-temporary. Accordingly, the Company recorded an impairment charge of $4.1 million to write-off its investment in Broadlogic.

Note 12. Restructuring Charges

During fiscal 2004, 2003 and 2002, the Company recorded restructuring charges of $4.3 million, $14.3 million and $10.0 million, respectively. The restructuring plans are discussed in detail below.

Fiscal 2004 Restructuring Plans

Second Quarter of Fiscal 2004 Restructuring Plan:    In the second quarter of fiscal 2004, the Company initiated certain actions which included the consolidation of research and development resources, the involuntary termination of certain marketing and administrative personnel, the shutdown of the Company’s Hudson, Wisconsin facility, and asset impairments associated with the identification of duplicative assets and facilities. The Company recorded a restructuring charge of approximately $1.6 million in the second quarter of fiscal 2004, of which $1.5 million was associated with severance and benefits from terminating approximately 33 employees and $0.1 million related to the write-down of certain assets taken out of service.

Additional charges related to the second quarter of fiscal 2004 restructuring plan were taken in the third quarter of fiscal 2004. The Company recorded a restructuring charge of $0.6 million as a result of vacating the Hudson facility in the third quarter of fiscal 2004. This completed the restructuring initiated in the second quarter of fiscal 2004. Restructuring charges incurred to date related to the second quarter of fiscal 2004 restructuring plan are $2.2 million. Restructuring charges are not allocated to segments but rather managed at the corporate level.

Third Quarter of Fiscal 2004 Restructuring Plan:    In the third quarter of fiscal 2004, the Company initiated actions to consolidate research and development resources  The Company recorded a restructuring charge of $0.4 million related to severance and benefits of 12 employees based in the United States. The Company does not expect to incur any further charges in connection with this restructuring plan. Restructuring charges are not allocated to segments but rather managed at the corporate level.

Fourth Quarter of Fiscal 2004 Restructuring Plan:    In the fourth quarter of fiscal 2004, the Company initiated certain actions to consolidate primarily technical support and engineering resources. This included the involuntary termination of 35 employees mainly from the United States. In addition, the plan included costs pertaining to estimated future obligations for non-cancelable lease payments for an excess facility in California through July 2005, the end of the lease term. The Company recorded a restructuring charge of $1.7 million associated with this plan and does not expect to incur any further charges.  Restructuring charges are not allocated to segments but rather managed at the corporate level.

The following table sets forth an analysis of the components of the fiscal 2004 restructuring charge and the provision adjustment and payments made against the reserve through March 31, 2004:

ADAPTEC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12. Restructuring Charges (Continued)

	Severance And Benefits	Other Charges	Total
	(in thousands)

Restructuring provision:
Q2’04 Restructuring provision	$1,486	$86	$1,572
Q3’04 Restructuring provision	428	—	428
Q4’04 Restructuring provision	1,405	303	1,708

Total	3,319	389	3,708
Provision adjustment	—	579	579
Cash paid	(2,332)	(560)	(2,892)
Non-cash charges	—	(105)	(105)

Reserve balance at March 31, 2004	$987	$303	$1,290

The Company anticipates that the remaining restructuring reserve balance of $1.3 million will be substantially paid out by the second quarter of fiscal 2006.

Fiscal 2003 Restructuring Plan

In the second and fourth quarters of 2003, the Company announced restructuring programs (collectively called the fiscal 2003 restructuring provision) to reduce expenses and streamline operations and recorded a restructuring charge of $13.2 million. During fiscal 2003 and 2004, the Company recorded adjustments to the fiscal 2003 restructuring provision of $0.1 million and $0.2 million, respectively, related to the reduction to severance and benefits as actual results were lower than anticipated, offset by additional lease costs. As of March 31, 2004, the Company had substantially completed its execution of the 2003 restructuring provision. The remaining accrual balance relates to the estimated loss related to a sublease of a facility in Florida through April 2008, the end of the lease term.  Restructuring charges are not allocated to segments but rather managed at the corporate level.

The following table sets forth an analysis of the components of the fiscal 2003 restructuring charge and the provision adjustments and payments made against the reserve through March 31, 2004:

	Severance And Benefits	Asset Write-offs	Other Charges	Total
	(in thousands)

Restructuring provision:
Q2’03 Restructuring provision	$3,965	$1,681	$509	$6,155
Q4’03 Restructuring provision	4,905	2,091	—	6,996
Total	8,870	3,772	509	13,151
Provision adjustment	(173)	—	26	(147)
Cash paid	(5,484)	—	(283)	(5,767)
Non-cash charges	—	(3,772)	—	(3,772)

Reserve balance at March 31, 2003	3,213	—	252	3,465
Provision adjustment	(282)	—	97	(185)
Cash paid	(2,931)	—	(242)	(3,173)

Reserve balance at March 31, 2004	$—	$—	$107	$107

ADAPTEC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12. Restructuring Charges (Continued)

The Company anticipates that the remaining restructuring reserve balance relating to lease obligations of $0.1 million will be substantially paid out by the first quarter of fiscal 2009.

Fiscal 2002 Restructuring Plan

In the first and fourth quarters of 2002, the Company’s management implemented restructuring plans (collectively called the fiscal 2002 restructuring provision) to reduce costs, improve operating efficiencies and tailor the Company’s expenses to current revenues and recorded a restructuring charge of $10.1 million. During fiscal 2002, 2003 and 2004, the Company recorded adjustments to the fiscal 2002 restructuring provision of $0.4 million, $0.6 million and $0.2 million, respectively, related to the additional lease costs offset by a reduction to severance and benefits as actual results were lower than anticipated. As of March 31, 2004, the Company had substantially completed its execution of the 2002 restructuring provision. The remaining accrual balance relates to the estimated loss of two facilities in Florida and Belgium through the end of the lease term, which are April 2008 and October 2005, respectively.  Restructuring charges are not allocated to segments but rather managed at the corporate level.

The following table sets forth an analysis of the components of the fiscal 2002 restructuring charge and the provision adjustments and payments made against the reserve through March 31, 2004:

	Severance And Benefits	Asset Write-offs	Other Charges	Total
	(in thousands)
Restructuring provision:
Q1’02 Restructuring provision	$5,174	$811	$244	$6,229
Q4’02 Restructuring provision	2,723	220	890	3,833

Total	7,897	1,031	1,134	10,062
Provision adjustment	(387)	—	—	(387)
Cash paid	(5,111)	—	(40)	(5,151)
Non-cash charges	—	(1,031)	—	(1,031)

Reserve balance at March 31, 2002	2,399	—	1,094	3,493
Provision adjustment	(146)	—	714	568
Cash paid	(2,215)	—	(917)	(3,132)

Reserve balance at March 31, 2003	38	—	891	929
Provision adjustment	(38)	—	249	211
Cash paid	—	—	(338)	(338)

Reserve balance at March 31, 2004	$—	$—	$802	$802

ADAPTEC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12. Restructuring Charges (Continued)

The Company anticipates that the remaining restructuring reserve balance relating to lease obligations of $0.8 million will be substantially paid out by the first quarter of fiscal 2009.

Fiscal 2001 Restructuring Plan

In the fourth quarter of 2001, the Company’s management implemented a restructuring plan (the fiscal 2001 restructuring provision) in response to the economic slowdown to reduce costs and improve operating efficiencies and recorded a restructuring charge of $9.9 million. During fiscal 2002 and 2003, the Company recorded additional charges of $0.3 million and $0.7 million, respectively, related to additional lease costs and the write-off of certain manufacturing equipment that was being held for sale, which was offset by a reduction to severance and benefits as actual results were lower than anticipated. As of March 31, 2004, the Company had substantially completed its execution of the 2001 restructuring provision. The remaining accrual balance relates to the estimated loss of a facility that the Company subleased in California through April 2008, the end of the lease term. The estimated loss represents the estimated future obligations for the non-cancelable lease payments, net of the estimated future sublease income. The Company anticipates that the remaining restructuring reserve balance relating to lease obligations of $0.6 million will be substantially paid out by the first quarter of fiscal 2009.  Restructuring charges are not allocated to segments but rather managed at the corporate level.

Note 13. Other Charges

Other charges consist of asset impairment charges. The Company recorded asset impairment charges of $6.0 million, $1.5 million and $77.6 million in fiscal 2004, 2003 and 2002, respectively.

In fiscal 2004, the Company recorded an impairment charge of $5.0 million to reduce the carrying value of certain properties classified as assets held for sale to fair value less cost to sell. The Company decided to consolidate its properties in Milpitas, California to better align its business needs with existing operations and to provide more efficient use of its facilities. As a result, two owned buildings, including associated building improvements and property, plant and equipment, have been classified as assets held for sale and are included in “Other current assets” in the Consolidated Balance Sheet at March 31, 2004 at their expected fair value less cost to sell of $6.7 million. Fair value was determined by management estimates, appraisal values and values for similar properties. The Company has entered into an exclusive sales listing agreement with a broker to sell these facilities. The Company expects to sell these facilities by the end of fiscal 2005.

The Company holds minority investments in certain non-public companies. The Company regularly monitors these minority investments for impairment and records reductions in the carrying values when necessary. Circumstances that indicate an other-than-temporary decline include valuation ascribed to the issuing company in subsequent financing rounds, decreases in quoted market price and declines in operations of the issuer. The Company recorded an impairment charge of $1.0 million, $1.5 million and

ADAPTEC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13. Other Charges (Continued)

$8.6 million in fiscal 2004, 2003 and 2002, respectively, related to a decline in the values of minority investments deemed to be other-than-temporary.

In the fourth quarter of fiscal 2002, the Company formalized its intention to discontinue the use of certain technology acquired from DPT for the external storage solutions market. This decision indicated impairment of certain long-lived assets related to the acquisition of DPT. As a result, the Company recorded a charge of $69.0 million to reduce goodwill recorded in connection with the acquisition of DPT based on the amount by which the carrying amount of the assets exceeded the fair value. Fair value was determined based on discounted estimated future cash flows using a discount rate of 20%. The assumptions supporting the estimated future cash flows, including the discount rate and estimated terminal values, reflect management’s best estimates. The discount rate was based upon the weighted average cost of capital as adjusted for the risks associated with the Company’s operations.

Note 14. Net Income (Loss) Per Share

Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share gives effect to all potentially dilutive common shares outstanding during the period, which include certain stock options and warrants, calculated using the treasury stock method, and convertible notes which are potentially dilutive at certain earnings levels, and are computed using the if-converted method.

A reconciliation of the numerator and denominator of the basic and diluted net income (loss) per share computations was as follows:

	Years Ended March 31,
	2004	2003	2002
	(in thousands, except per share amounts)

Numerator:
Income (loss) from continuing operations	$62,907	$(15,426)	$(196,673)
Adjustment for interest expense on 3% Notes, net of taxes	4,477	—	—

Adjusted income (loss) from continuing operations	67,384	(15,426)	(196,673)
Net income from discontinued operations	—	—	495

Net income (loss)	$67,384	$(15,426)	$(196,178)

Denominator:
Weighted average shares outstanding—basic	108,656	106,772	102,573
Effect of dilutive securities:
Employee stock options and other	2,036	—	—
3% Notes	13,309	—	—

Weighted average shares and potentially dilutive common shares outstanding—diluted	124,001	106,772	102,573
Net income (loss) per share—basic:
Continuing operations	$0.58	$(0.14)	$(1.92)
Discontinued operations	$—	$—	$0.00
Net income (loss)	$0.58	$(0.14)	$(1.91)
Net income (loss) per share—diluted:
Continuing operations	$0.54	$(0.14)	$(1.92)
Discontinued operations	$—	$—	$0.00
Net income (loss)	$0.54	$(0.14)	$(1.91)

ADAPTEC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14. Net Income (Loss) Per Share (Continued)

Diluted loss per share for fiscal 2003 and 2002 is based only on the weighted-average number of shares outstanding during each of the periods, as the inclusion of any common stock equivalents would have been anti-dilutive. In addition, certain potential common shares were excluded from the diluted computation for fiscal 2004 because their inclusion would have been anti-dilutive. The items excluded for fiscal 2004, 2003 and 2002 were as follows:

	Years Ended March 31,
	2004	2003	2002
	(in thoursands)

Outstanding employee stock options	14,079	19,731	17,723
Warrants(2)	19,374	1,310	1,310
4 3/4% Convertible Subordinated Notes	—	2,858	5,326
3% Convertible Subordinated Notes	—	16,327	16,327
¾% Convertible Subordinated Notes(1)(2)	19,224	—	—

(1)           These Notes will not be dilutive until such time that the contingent conversion feature is exercisable.

(2)           In connection with the issuance of its 3/4% Notes, the Company entered into a derivative financial instrument to repurchase up to 19,224,000 shares of its common stock, at the Company’s option, at specified prices in the future to mitigate any potential dilution as a result of the conversion of the 3/4% Notes. See Note 8 for further details.

Note 15. Stockholders’ Equity

Employee Stock Purchase Plan:    The Company has authorized 10,600,000 shares of common stock for issuance under the 1986 ESPP. Qualified employees may elect to have a certain percentage (not to exceed 10%) of their salary withheld pursuant to the ESPP. The salary withheld is then used to purchase shares of the Company’s common stock at a price equal to 85% of the market value of the common stock at either the beginning of the offering period or at the end of each applicable six month purchase period, whichever is lower. During fiscal 2001, the Company amended the ESPP to extend the offering period from six months to twenty four months, beginning in August 2000. Purchases are made every six months. During fiscal 2004, an additional 5,000,000 shares were added to the ESPP, making a total of 15,600,000 authorized shares under the 1986 ESPP. Under the ESPP, 1,027,000, 1,163,000 and 532,000 shares were

ADAPTEC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15. Stockholders’ Equity (Continued)

issued during fiscal 2004, 2003 and 2002, respectively, representing approximately $5.3 million, $6.0 million and $5.1 million in employees’ contributions, respectively.

2000 Nonstatutory Stock Option Plan:    During the third quarter of fiscal 2001, the Company’s Board of Directors approved the Company’s 2000 Nonstatutory Stock Option Plan and reserved for issuance thereunder 8,000,000 shares of common stock. The 2000 Nonstatutory Stock Option Plan provides for granting of stock options to non-executive officer employees of the Company at prices equal to at least 100% of the fair market value at the date of grant. Stock options granted under this plan are for periods not to exceed ten years and generally become fully vested and exercisable over a two to five-year period. As of March 31, 2004, the Company had 2,811,360 shares available for future issuance under the 2000 Nonstatutory Stock Option Plan.

1999 Stock Option Plan:    During the second quarter of fiscal 2000, the Company’s Board of Directors and its stockholders approved the Company’s 1999 Stock Option Plan and reserved for issuance thereunder (a) 1,000,000 shares of common stock, plus (b) any shares of common stock reserved but ungranted under the Company’s 1990 Stock Option Plan as of the date of stockholder approval, plus (c) any shares returned to the 1990 Stock Option Plan as a result of termination of options under the 1990 Stock Option Plan after the date of stockholder approval of the 1999 Stock Option Plan. As of March 31, 2004, the Company had 2,152,338 shares available for future issuance under the 1999 Stock Option Plan.

The 1999 Stock Option Plan provides for granting of incentive and nonstatutory stock options to employees, consultants and directors of the Company. Options granted under this plan are for periods not to exceed ten years, and are granted at prices not less than 100% and 75% for incentive and nonstatutory stock options, respectively, of the fair market value on the date of grant. Generally, stock options become fully vested and exercisable over a four to five-year period.

1990 Stock Option Plan:    The Company’s 1990 Stock Option Plan allowed the Board of Directors to grant to employees, officers, and consultants incentive and nonstatutory options to purchase common stock or other stock rights at exercise prices not less than 50% of the fair market value of the underlying common stock on the date of grant. The expiration of options or other stock rights did not exceed ten years from the date of grant. The Company has issued all stock options under this plan at exercise prices of at least 100% of fair market value of the underlying common stock on the respective dates of grant. Generally, options vest and become exercisable over a four-year period. In March 1999, the Company amended the 1990 Stock Option Plan to permit non-employee directors of the Company to participate in this plan. Upon stockholder approval of the 1999 Stock Option Plan, the 1990 Stock Option Plan was terminated with respect to new option grants. There were no shares available for option grants under the 1990 Stock Option Plan at March 31, 2004.

Platys Stock Option Plan:    In connection with the acquisition of Platys in fiscal 2002 (Note 3), each outstanding stock option under the Platys Stock Option Plan was converted to an option to purchase shares of the Company’s common stock at a ratio of 0.8028. As a result, outstanding options to purchase 2,336,037 shares of the Company’s common stock were assumed. No further options may be granted under the Platys Stock Option Plan.

Eurologic Stock Option Plan:    In connection with the acquisition of Eurologic in the first quarter of fiscal 2004 (Note 3), each outstanding stock option under the Eurologic Stock Option Plan was converted into an option to purchase shares of the Company’s common stock at a ratio of 0.3472. As a result, outstanding options to purchase 498,789 shares of the Company’s common stock were assumed. No further options may be granted under the Eurologic Stock Option Plan.

Option activity under the employees’ stock option plans during fiscal 2002, 2003 and 2004 was as follows:

ADAPTEC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15. Stockholders’ Equity (Continued)

	Options Available	Options Outstanding
		Shares	Weighted Average Exercise Price
Balance, March 31, 2001	12,817,304	19,414,671	$20.56
Assumed	—	2,336,037	1.31
Granted	(8,868,805)	8,868,805	14.22
Exercised	—	(670,807)	5.45
Forfeited	—	(7,794,757)	23.64
Cancelled	4,940,794	(4,940,794)	24.28

Balance, March 31, 2002	8,889,293	17,213,155	12.91
Granted	(5,632,090)	5,632,090	8.42
Exercised	—	(475,875)	2.74
Forfeited	—	(78,506)	0.32
Cancelled	3,190,207	(3,190,207)	14.17

Balance, March 31, 2003	6,447,410	19,100,657	11.69
Assumed	—	498,789	7.41
Granted	(4,530,400)	4,530,400	7.89
Exercised	—	(895,199)	2.51
Forfeited	—	(242,249)	6.59
Cancelled	3,046,688	(3,046,688)	12.33

Balance, March 31, 2004	4,963,698	19,945,710	$11.09

Options exercisable at:
March 31, 2002		8,564,958	$13.35
March 31, 2003		11,471,643	13.19
March 31, 2004		12,661,660	12.81

The following table summarizes information about the employees’ stock option plans as of March 31, 2004:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at 3/31/04	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at 3/31/04	Weighted Average Exercise Price
$0.10 - $6.30	4,668,240	5.9	$4.74	1,616,754	$4.37
$6.31 - $10.88	3,614,955	6.3	8.99	837,543	9.30
$10.93 - $12.50	4,359,899	4.8	12.22	3,469,738	12.23
$12.66 - $14.90	2,025,636	5.5	14.36	1,554,505	14.36
$15.13 - $15.29	4,718,119	4.7	15.29	4,707,143	15.29
$15.56 - $59.13	558,861	4.2	21.61	475,977	22.36

	19,945,710	5.4	11.09	12,661,660	12.81

ADAPTEC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15. Stockholders’ Equity (Continued)

Stock Option Exchange Program

In May 2001, the Company announced a voluntary stock option exchange program (the “Program”) for the Company’s employees. Under the Program, employees had until June 21, 2001 to make an election to cancel their outstanding stock options with exercise prices greater than $15.00 per share under the 2000 Nonstatutory Stock Option Plan, the 1999 Stock Plan and the 1990 Stock Plan, in exchange for an equal number of new nonqualified stock options to be granted under either the 2000 Nonstatutory Stock Option Plan or the 1999 Stock Option Plan. If an election to cancel was made, employees were required to cancel all stock options that were granted within the six-month period prior to June 21, 2001, regardless of the exercise prices of these stock options. The Program was not available to the Company’s non-employee directors. Approximately 1,400 employees participated in the Program and cancelled stock options to purchase 7.6 million shares of the Company’s common stock with exercise prices ranging between $8.87 and $59.13 per share. All cancelled stock options were retired from the pool of stock options available for grant. On December 27, 2001, the Board of Directors granted new stock options to purchase 7.0 million shares of the Company’s common stock, each with an exercise price of $15.29 per share. Due to employee attrition, new stock option grants were not made with respect to 0.6 million stock options subject to cancellation on June 21, 2001. The new stock options have a ten-year term, and at the time of grant were vested to the same degree that the cancelled stock options were vested. The unvested portion of the new stock options vest in equal installments on a quarterly basis over two years from the grant date.

Stock Option Plans—Directors

The 2000 Director Stock Option Plan:    During the second quarter of fiscal 2001, the Company’s Board of Directors approved the Company’s 2000 Director Stock Option Plan and reserved for issuance thereunder 1,000,000 shares of common stock. The 2000 Director Stock Option Plan provides for the automatic grant to non-employee directors of nonstatutory stock options to purchase common stock at the fair market value of the underlying common stock on the date of grant, which is generally the last day of each fiscal year except for the first grant to any newly elected director. Upon joining the Board of Directors, each new non-employee director receives a grant for 40,000 options which vest over four years and expire ten years after the date of grant. On the last day of each fiscal year, each non-employee director receives a grant for 15,000 options which vest over a one-year period and expire ten years after the date of grant. As of March 31, 2004, the Company had 413,750 shares available for future issuance under the 2000 Director Stock Option Plan.

The 1990 Directors’ Stock Option Plan:    The 1990 Directors’ Stock Option Plan provides for the automatic grant to non-employee directors of non-statutory stock options to purchase common stock at the fair market value of the underlying common stock on the date of grant, which is generally the last day of each fiscal year except for the first grant to any newly elected director. Upon joining the Board of Directors, each new non-employee director receives a grant for 40,000 options which vest over four years and, prior to March 31, 1997, expired five years after the date of grant. Prior to March 31, 1997, each director received a grant at the end of each fiscal year for 10,000 shares, which vested quarterly and over a four-year period and expired five years after the date of grant. During fiscal 1997, the Company amended the 1990 Directors’ Stock Option Plan such that all newly issued options expire ten years after the date of grant and all newly issued annual options vest over a one-year period. In fiscal 1999, the Company amended the 1990 Directors’ Stock Option Plan to increase the annual grant to 15,000 options for the fiscal year ended March 31, 1999. Upon the approval of the 2000 Director Stock Option Plan, the 1990 Director Option Plan was terminated with respect to new grants. There were no shares available for option grants under the 1990 Directors’ Stock Option Plan at March 31, 2004.

ADAPTEC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15. Stockholders’ Equity (Continued)

Option activity under the directors’ stock option plans during fiscal 2002, 2003 and 2004 was as follows:

		Options Outstanding
	Options Available	Shares	Weighted Average Exercise Price
Balance, March 31, 2001	910,000	330,000	$28.94
Granted	(280,000)	280,000	13.70
Exercised	—	(7,500)	8.67
Forfeited	—	(70,000)	34.13
Cancelled	22,500	(22,500)	8.67

Balance, March 31, 2002	652,500	510,000	21.05
Granted	(120,000)	120,000	6.11
Exercised	—	—	—
Cancelled	—	—	—

Balance, March 31, 2003	532,500	630,000	18.21
Granted	(160,000)	160,000	8.74
Exercised	—	(3,750)	6.11
Forfeited	—	(35,000)	34.13
Cancelled	41,250	(41,250)	9.68

Balance, March 31, 2004	413,750	710,000	15.85

Options exercisable at:
March 31, 2002		230,000	$30.01
March 31, 2003		402,500	22.89
March 31, 2004		482,500	18.42

The following table summarizes information about the directors’ stock option plans as of March 31, 2004:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at 3/31/04	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at 3/31/04	Weighted Average Exercise Price
$6.11 - $8.55	145,000	9.2	$6.78	105,000	$6.11
$8.67 - $8.67	45,000	7.0	8.67	45,000	8.67
$8.80 - $8.80	120,000	10.0	8.80	—	—
$10.94 - $13.37	185,000	7.7	12.32	155,000	12.59
$16.25 - $37.25	130,000	6.2	20.79	92,500	22.33
$41.44 - $49.38	85,000	4.8	45.17	85,000	45.17

	710,000	7.7	15.85	482,500	18.42

ADAPTEC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15. Stockholders’ Equity (Continued)

Assumptions of Fair Value

Pro forma information regarding net income (loss) and net income (loss) per share is required to be determined as if the Company had accounted for the options granted pursuant to its ESPP, employees’ stock option plans, and directors’ stock option plans, collectively called “options,” under the fair value method as required by SFAS No. 123. The pro forma information for fiscal 2004, 2003 and 2002 is reported in Note 1 “Summary of Significant Accounting Policies.” The fair value of options granted in fiscal 2004, 2003 and 2002 as reported was estimated at the date of grant using the Black-Scholes valuation model with the following weighted average assumptions:

	ESPP			Employees’ Stock Option Plans			Directors’ Stock Option Plans
	2004	2003	2002	2004	2003	2002	2004	2003	2002
Expected life (in years)	1.4	0.5	0.5	2.7	4	4	1.4	5	5
Risk-free interest rate	1.5%	1.1%	1.7%	1.8%	2.4%	4.7%	1.3%	2.8%	4.9%
Expected volatility	60%	76%	81%	62%	76%	78%	43%	78%	77%
Dividend yield	—	—	—	—	—	—	—	—	—

The following table states the weighted average estimated fair value of its options granted or issued for all periods presented:

	2004	2003	2002
	(per share amounts)
ESPP	$2.77	$2.39	$5.17
Employees’ Stock Option Plans	$3.17	$5.16	$8.86
Directors’ Stock Option Plans	$1.82	$3.92	$8.84

Rights Plan

The Company has reserved 250,000 shares of Series A Preferred Stock for issuance under the 1996 Rights Agreement, which was amended and restated on February 1, 2001. Under this plan, stockholders have received one Preferred Stock Purchase Right (“Right”) for each outstanding share of the Company’s common stock. The Rights trade automatically with shares of the Company’s common stock. The Rights are not exercisable until ten days after a person or group announces the acquisition of 20% or more of the Company’s outstanding common stock or the commencement of a tender offer which would result in ownership by a person or group of 20% or more of the then outstanding common stock. If one of these events occurs, stockholders would be entitled to exercise their rights and receive one-thousandth of a share of Series A Preferred Stock for each Right they hold at an exercise price of $180.00 per right.

The Company is entitled to redeem the Rights at $0.01 per Right anytime on or before the day following the occurrence of an acquisition or tender offer described in the preceding paragraph. This redemption period may be extended by the Company in some cases. If, prior to such redemption, the Company is acquired in a merger or other business combination, a party acquires 20% or more of the

ADAPTEC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15. Stockholders’ Equity (Continued)

Company’s common stock, a 20% stockholder engages in certain self-dealing transactions, or the Company sells 50% or more of its assets, then in lieu of receiving shares of Series A Preferred Stock for each Right held, stockholders would be entitled to exercise their Rights and receive from the surviving corporation, for an exercise price of $180.00 per right, common stock having a then current market value of $360.00.

The Series A Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Series A Preferred Stock will be entitled to an aggregate dividend of 1,000 times the dividend declared per common stock. In the event of liquidation, the holders of the Series A Preferred Stock will be entitled to a preferential liquidation payment equal to 1,000 times the per share amount to be distributed to the holders of the common stock. Each share of Series A Preferred Stock will have 1,000 votes, voting together with the common stock. In the event of any merger, consolidation or other transaction in which the common stock is changed or exchanged, each share of Series A Preferred Stock will be entitled to receive 1,000 times the amount received per common stock. These rights are protected by customary anti-dilution provisions.

Shares Reserved for Future Issuance

As of March 31, 2004, the Company has reserved the following shares of authorized but unissued common stock:

ESPP	6,803,602
Employees’ stock option plans	24,909,408
Directors’ stock option plans	1,123,750
Outstanding warrants (Notes 8 and 16)	19,374,203
Conversion of 3/4% Notes (Note 8)	19,224,203
Conversion of 3% Notes (Note 8)	2,298,199

Total	73,733,365

As a result of the Roxio spin-off (Note 2) and in accordance with the terms of the 4 3/4% Notes’ Indenture, the conversion price of the 4 3/4% Notes was adjusted to $38.09.

Note 16. IBM ServeRAID Agreement and Patent Cross-License Agreement

In March 2002, the Company entered into a non-exclusive, perpetual technology licensing agreement and an exclusive three-year product supply agreement with International Business Machines Corp. (“IBM”). The technology licensing agreement grants the Company the right to use IBM’s ServeRAID technology for the Company’s internal and external RAID products. Under the product supply agreement, the Company will supply RAID software, firmware and hardware to IBM for use in IBM’s xSeries servers. The agreement does not contain minimum purchase commitments from IBM and the Company cannot be assured of the future revenue it will receive under this agreement. Either party may terminate the technology licensing agreement if the other party materially breaches its obligations under the agreement. The product supply agreement automatically terminates at the end of three years or earlier upon breach of a material contract obligation by the Company or upon the occurrence of any transaction within two years of the effective date of the agreement that results in: (i) a competitor of IBM beneficially owning at least 10% of the voting stock of the Company or any affiliate of the Company; or (ii) a competitor of IBM becoming entitled to appoint a nominee to the board of directors of the Company; or (iii) a director, office holder or employee of a competitor of IBM becomes a director of the Company.

In consideration, the Company paid IBM a non-refundable fee of $26.0 million and issued IBM a warrant to purchase 150,000 shares of the Company’s common stock at an exercise price $15.31 per share. The warrant has a term of five years from the date of issuance and is immediately exercisable. The warrant was valued at approximately $1.0 million using the Black-Scholes valuation model using a volatility rate of

ADAPTEC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16. IBM ServeRAID Agreement and Patent Cross-License Agreement (Continued)

71.6%, a risk-free interest rate of 4.7% and an estimated life of five years. The Company allocated $12.0 million of the consideration paid to IBM to the supply agreement and allocated the remainder to the technology license fee. Fair values were determined based on discounted estimated future cash flows related to the Company’s channel and OEM ServeRAID business. The cash flow periods used were five years and the discount rates used were 15% for the supply agreement asset and 20% for the technology license fee based upon the Company’s estimate of their respective levels of risk. Amortization of the supply agreement and the technology license fee shall be included in “Net revenues” and “Costs of revenues,” respectively, over a five-year period reflecting the pattern in which economic benefits of the assets are realized.

In May 2000, the Company entered into a patent cross-license agreement with IBM. Under the agreement, the Company agreed to pay IBM a patent settlement fee for the use of certain IBM patents from January 1, 2000 through June 30, 2004, which was subsequently amended to march 2007, and in return, obtained a release of past infringement claims made prior to January 1, 2000. Additionally, the Company granted IBM a license to use all of the Company’s patents for the same period. The final aggregate patent fee was to be determined by an evaluation of certain patents by an independent party and was to range from $11.0 million to $25.0 million. In March 2001, the final aggregate patent fee was determined to be $11.0 million. Based on this final aggregate patent fee, the Company recorded a credit adjustment of $3.6 million (net of $0.1 million included in discontinued operations) to cost of revenues under the caption of “Patent settlement fee” in the Consolidated Statement of Operations for the year ended March 31, 2001. In March 2002, the patent cross-license agreement was amended to extend the term to use certain IBM patents through March 2007 in consideration for an aggregate patent fee of $13.3 million. The patent license fee is being amortized over the period from January 1, 2000 through June 30, 2007.

Note 17. Agilent Agreement

In January 2000, the Company entered into a four-year Development and Marketing Agreement (the “Agreement”) with Agilent Technologies, Incorporated (“Agilent”) to co-develop, market and sell fibre channel HBAs using fibre channel host bus adapter and software driver technology licensed from Agilent. In exchange, the Company issued warrants to Agilent to purchase 1,160,000 shares of the Company’s common stock at $62.25 per share. The warrants had a term of four years from the date of issuance and were immediately exercisable. The warrants were valued at $37.1 million using the Black-Scholes valuation model. The Company assumed a volatility rate of 65%, a risk-free interest rate of 6.4% and an estimated life of four years. The value of the warrants (the “Warrant Costs”) was recorded as an intangible asset and was fully amortized in fiscal 2001. The warrants expired unexercised in January 2004.

The Company expected that the value of its collaboration with Agilent would be from the introduction of two-gigabit HBAs. However, the transition in the fibre channel market from one-gigabit to two-gigabit fibre channel HBAs developed more slowly than the Company had anticipated, and as such, the minimum royalties due under the agreement with Agilent were significantly greater than the revenues generated from sales of the Company’s products incorporating the licensed technology. The Company believed that such royalties would continue to be out of proportion to the revenue it could expect to achieve under the agreement. For this reason, in June 2001, Agilent and the Company mutually agreed to terminate the agreement. As a result, the Company paid Agilent the minimum royalty fees of $18.0 million for the first and second contract years and received a fully paid, non-exclusive, worldwide perpetual license to use Agilent’s fibre channel host bus adapter and software driver technology. In addition, Agilent will continue to supply the Company with the Tachyon chips used in the Company’s fibre channel products. Of the $18.0 million royalty fees, $16.4 million had previously been accrued as of March 31, 2001. The remaining $1.6 million royalty fees were expensed and included as “Cost of revenues” in the Consolidated Statement of Operations for fiscal 2002.

As a result of the Roxio spin-off (Note 2), the Company declared a dividend of shares of Roxio’s common stock to the Company’s stockholders of record on April 30, 2001. The dividend was distributed after the close of business on May 11, 2001, in the amount of 0.1646 shares of Roxio’s common stock for each outstanding share of the Company’s common stock. The Company retained 190,936 shares of Roxio’s

ADAPTEC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17. Agilent Agreement (Continued)

common stock, in the event that Agilent exercised its warrants to purchase 1,160,000 shares of the Company’s common stock; however, the warrant expired unexercised in January 2004.

Note 18. Income Taxes

The components of income (loss) from continuing operations before provision for (benefit from) income taxes for all periods presented were as follows:

	Years Ended March 31,
	2004	2003	2002
	(in thousands)
Income (Loss) Before Taxes:
Domestic	$17,360	$(34,306)	$(208,681)
Foreign	12,574	16,612	19,521

	$29,934	$(17,694)	$(189,160)

The components of the provision for (benefit from) income taxes for all periods presented were as follows:

	Years Ended March 31,
	2004	2003	2002
	(in thousands)
Federal:
Current	$(297)	$(4,234)	$(39,760)
Deferred	(13,029)	(4,151)	39,893

	(13,326)	(8,385)	133

Foreign:
Current	(8,074)	1,776	3,127
Deferred	50	1,879	753

	(8,024)	3,655	3,880

State:
Current	0	3,234	2,226
Deferred	(11,623)	(772)	1,274

	(11,623)	2,462	3,500

Provision for (benefit from) income taxes	$(32,973)	$(2,268)	$7,513

ADAPTEC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 18. Income Taxes (Continued)

The tax benefit associated with dispositions from employees’ stock plans reduced taxes currently payable by $0.6 million, $1.1 million and $5.0 million in fiscal 2004, 2003 and 2002, respectively. These tax benefits were recorded directly to stockholders’ equity.

Significant components of the Company’s deferred tax assets and liabilities at March 31, 2004 and 2003 were as follows:

	March 31,
	2004	2003
	(in thousands)

Intangible technology	$23,134	$31,505
Research and development tax credits	8,714	5,912
Fixed assets accrual	8,108	3,306
Compensatory accruals	5,488	6,781
Capitalized research and development	3,590	—
Other expense accruals	3,463	2,111
Inventory reserves	2,592	2,054
Restructuring charges	1,059	1,173
Accrued returned materials	947	835
Uniform capitalization adjustment	500	859
Intercompany profit adjustment	198	1,331
Excess of capital losses over capital gains	—	1,419
Other, net	1,669	1,353

Gross deferred tax assets	59,462	58,639
Less: Deferred tax liabilities
Unrealized gain on investments	(1,443)	(2,596)
Acquisition-related charge	(2,341)	(4,470)

Gross deferred tax liabilities	(3,784)	(7,066)
Valuation allowance	—	(21,626)

Net deferred tax assets	$55,678	$29,947

The valuation allowance for deferred tax assets was established in fiscal 2002 as we determined that it is more likely than not that the deferred tax assets would not be realized.  The Company continuously monitors the circumstances impacting the expected realization of its deferred tax assets. At March 31, 2004, the Company’s analysis of its deferred tax assets demonstrated that it was more likely than not that all of the Company’s deferred tax assets would be realized.  Factors that lead to this conclusion included, but were not limited to, expected future income which included the completion of key products based on serial technologies and increased revenue opportunities, particularly for its systems products, and the Company’s historical success in managing its deferred tax assets.  In addition, the Company’s recent acquisitions and business alliances, together with its streamlined operations and revised product roadmaps, provided significant new visibility into earnings and profitability in future periods.  As a result, it was considered more likely than not that a valuation allowance for deferred tax assets was not required. This resulted in the release of previously recorded allowance, which generated a $21.6 million tax benefit. As of March 31, 2004, the Company believed that all of the deferred tax assets recorded on its balance sheet would ultimately be recovered.

The Company’s effective tax rate differed from the federal statutory tax rate for all periods presented as follows:

ADAPTEC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 18. Income Taxes (Continued)

	Years Ended March 31,
	2004	2003	2002
Federal statutory rate	35.0%	(35.0)%	(35.0)%
State taxes, net of federal benefit	(16.9)%	9.0%	1.5%
Foreign subsidiary income at other than the U.S tax rate	(6.5)%	(16.6)%	4.0%
Change in valuation allowance	(72.2)%	(19.1)%	13.2%
Reduction in tax reserves	(21.0)%	—	—
Acquisition write-offs	(19.4)%	75.0%	20.6%
Restructuring charges	—	—	1.6%
Research and development credits	(9.4)%	(31.6)%	(3.1)%
Other	0.2%	5.5%	1.2%

Effective income tax rate	(110.2)%	(12.8)%	4.0%

The Company’s subsidiary in Singapore is currently operating under a tax holiday. The Company has agreed to terms for a new tax holiday package effective for fiscal years 2005 through 2010. The new tax holiday will provide that profits derived from certain products will be exempt from tax, subject to certain conditions. As of March 31, 2004, the Company had not accrued income taxes on $627 million of accumulated undistributed earnings of its Singapore subsidiary as these earnings are expected to be reinvested indefinitely.

The Company’s tax related liabilities were $65.8 million and $72.7 million at March 31, 2004 and 2003, respectively. Tax related liabilities are primarily comprised of income, withholding and transfer taxes accrued by the Company in the taxing jurisdictions in which it operates around the world, including, but not limited to, the United States, Singapore, Ireland, United Kingdom, Japan and Germany. The amount of the liability was based on management’s evaluation of the Company’s tax exposures in light of the complicated nature of the business transactions entered into by the Company in a global business environment.  The reduction of the Company’s tax related liabilities of $6.3 million from fiscal 2003 to fiscal 2004 resulted from the favorable outcome of certain U.S. tax controversies.  The Company also continuously reviews its tax related liabilities to ensure that it is appropriate by considering tax controversy factors such as the period covered by the cause of action, the degree of probability of an unfavorable outcome, its ability to reasonably estimate the liability, the timing of the liability and how it will impact the Company’s other tax attributes.  At March 31, 2004, the Company believes that the tax related liability recorded on its Consolidated Balance Sheet is sufficient.

Note 19. Commitments and Contingencies

The Company leases certain land, office facilities, vehicles, and equipment under operating lease agreements that expire at various dates through fiscal 2028. As of March 31, 2004, future minimum lease payments and future sublease income under non-cancelable operating leases and subleases were as follows:

Fiscal Year:	Future Minimum Lease Payments	Future Sublease Income
	(in thousands)

2005	$8,899	$4,557
2006	6,655	4,766
2007	5,444	3,693
2008	4,582	1,762
2009	1,623	376
2010 and thereafter	11,663	59

Total	$38,866	$15,213

ADAPTEC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 19. Commitments and Contingencies (Continued)

Net rent expense was approximately $2.6 million, $3.1 million and $3.0 million during fiscal 2004, 2003 and 2002, respectively.

In October 2002, the Company licensed software specific to developing and designing ASICs for an aggregate license fee of $6.1 million that will be paid in five quarterly installments of $1.2 million beginning in the third quarter of fiscal 2003. This fee will be amortized over the three-year term of the license agreement. The Company also committed to pay a three-year maintenance fee of $2.7 million on the software licenses.

The Company invests in technology companies through two venture capital funds, Pacven Walden Ventures V Funds and APV Technology Partners II, L.P. At March 31, 2004, the carrying value of such investments aggregated $3.1 million. The Company has also committed to provide additional funding of up to $0.7 million.

On June 27, 2000, the Company received a statutory notice of deficiency from the IRS with respect to its Federal income tax returns for fiscal 1994 to 1996. The Company filed a Petition with the United States Tax Court on September 25, 2000, contesting the asserted deficiencies. In December 2001, settlement agreements were filed with the United States Tax Court reflecting a total of $9.0 million of adjustments and an allowance of $0.5 million in additional tax credits. The outcome did not have a material effect on the Company’s financial position or results of operations, as sufficient tax provisions have been made. The final Tax Court stipulation will be filed when the subsequent audit cycles are completed. Tax credits that were generated but not used in subsequent years may be carried back to the fiscal 1994 to 1996 audit cycle.

On December 15, 2000, the Company received a statutory notice of deficiency from the IRS with respect to its Federal income tax return for fiscal 1997. The Company filed a Petition with the United States Tax Court on March 14, 2001, contesting the asserted deficiencies. Settlement agreements have been filed with the United States Tax Court on all but one issue. The Company believes that the final outcome of all issues will not have a material adverse impact on its financial position or results of operations, as the Company believes that it has meritorious defense against the asserted deficiencies and any proposed adjustments and have made sufficient tax provisions. However, the Company cannot predict with certainty how these matters will be resolved and whether it will be required to make additional payments.

In addition, the IRS is currently auditing the Company’s Federal income tax returns for fiscal 1998 through fiscal 2001. The Company believes that it has provided sufficient tax provisions for these years and the ultimate outcome of the IRS audits will not have a material adverse impact on its financial position or results of operations. However, the Company cannot predict with certainty how these matters will be resolved and whether it will be required to make additional tax payments.

The Company is a party to other litigation matters and claims, including those related to intellectual property, which are normal in the course of its operations, and while the results of such litigation matters and claims cannot be predicted with certainty, the Company believes that the final outcome of such matters will not have a material adverse impact on its financial position or results of operations.

ADAPTEC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 20. Guarantees

Intellectual Property Indemnification Obligations

The Company has entered into agreements with customers and suppliers that include intellectual property indemnification obligations. These indemnifications generally require the Company to compensate the other party for certain damages and costs incurred as a result of third party intellectual property claims arising from these transactions. In each of these circumstances, payment by the Company is conditional on the other party making a claim pursuant to the procedures specified in the particular contract, which procedures typically allow the Company to challenge the other party’s claims. Further, the Company’s obligations under these agreements may be limited in terms of time and/or amount, and in some instances, the Company may have recourse against third parties for certain payments made by it under these agreements. It is not possible to make a reasonable estimate of the maximum potential amount of future payments under these or similar agreements due to the conditional nature of the Company’s obligations and the unique facts and circumstances involved in each particular agreement. Historically, the Company has not incurred significant costs to defend lawsuits or settle claims related to such agreements and no amount has been accrued in the accompanying consolidated financial statements with respect to these indemnification guarantees.

Product Warranty

The Company provides an accrual for estimated future warranty costs based upon the historical relationship of warranty costs to sales. The estimated future warranty obligations related to product sales are recorded in the period in which the related revenue is recognized. The estimated future warranty obligations are affected by product failure rates, material usage and replacement costs incurred in correcting a product failure. If actual product failure rates, material usage or replacement costs differ from the Company’s estimates, revisions to the estimated warranty obligations would be required; however the Company made no adjustments to pre-existing warranty accruals in fiscal 2004. The Company has received communications from a customer alleging that the Company is in breach of certain contractual obligations that it assumed in conjunction with its acquisition of DPT. The Company recorded $0.4 million of warranty costs in the third quarter of fiscal 2004 associated with these claims.

A reconciliation of the changes to the Company’s warranty accrual for fiscal 2004 was as follows:

	March 31,
	2004	2003
	(in thousands)

Balance at beginning of period	$1,343	$1,516
Warranties assumed	120	—
Warranties provided	4,499	4,059
Actual costs incurred	(4,364)	(4,232)

Balance at end of period	$1,598	$1,343

Note 21. Segment, Geographic and Significant Customer Information

Segment Information

In the second quarter of fiscal 2005, the Company refined its internal organizational structure to operate in three reportable segments: OEM, Channel and DSG. This was in response to the acquisition of Snap Appliance, Inc. in July 2004 which resulted in the realignment of its customers from the previously reported BU1 and BU2 segments into the new OEM and Channel segments. The Company’s DSG segment remained unchanged.  A description of the types of customers or products and services provided by each reportable segment, as of August 2, 2004, were as follows:

ADAPTEC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 21. Segment, Geographic and Significant Customer Information (Continued)

• OEM includes all OEM customers to which the Company sells a wide variety of its products.

• Channel includes the distribution channel customers and VARs that buy a wide variety of products.

• DSG provides high-performance I/O connectivity and digital media solutions for personal computing platforms, including notebook and desktop PCs, sold to consumers and small and midsize businesses.

Summarized financial information on the Company’s reportable segments, under the new organizational structure, is shown in the following table. The segment financial data for all periods presented have been restated to reflect this change. Certain operating expenses, which are separately managed at the corporate level, are not allocated to segments. These unallocated corporate income and expenses, which are in the “Other” category, include restructuring charges, certain other charges, interest and other income, interest expense, substantially all administrative, research and development expenses and certain selling and marketing expenses. There were no inter-segment revenues for the periods shown below. The Company does not separately track all tangible assets or depreciation by operating segments nor are the segments evaluated under these criteria. Segment financial information is summarized as follows:

	OEM	Channel	DSG	Other	Total
	(in thousands)

Fiscal 2004:
Net revenues	$286,416	$123,117	$43,375	$—	$452,908
Segment income (loss)	66,679	43,208	2,931	(82,884)	29,934
Fiscal 2003:
Net revenues	$215,228	$138,804	$54,081	$—	$408,113
Segment income (loss)	76,001	56,374	3,703	(153,772)	(17,694)
Fiscal 2002:
Net revenues	$190,096	$164,493	$64,160	$—	$418,749
Segment income (loss)	(30,286)	(6,793)	11,323	(163,404)	(189,160)

The following table presents the details of unallocated corporate income and expenses for fiscal years 2004, 2003 and 2002:

	Years Ended March 31,
	2004	2003	2002
	(in thousands)

Unallocated corporate expenses, net	$(129,599)	$(155,391)	$(166,336)
Restructuring charges	(4,313)	(14,289)	(9,965)
Other charges	(5,977)	(1,528)	(8,600)
Interest and other income	66,429	33,858	34,884
Interest expense	(9,424)	(16,422)	(13,387)

Total	$(82,884)	$(153,772)	$(163,404)

ADAPTEC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 21. Segment, Geographic and Significant Customer Information (Continued)

Geographic Information

The following table presents net revenues by countries based on the location of the selling entities:

	Years Ended March 31,
	2004	2003	2002
	(in thousands)

United States	$158,881	$186,210	$194,008
Singapore	239,644	221,847	224,705
Other countries	54,383	56	36

Total	$452,908	$408,113	$418,749

The following table presents net property and equipment by countries based on the location of the assets:

	March 31,
	2004	2003
	(in thousands)

United States	$40,518	$62,462
Singapore	15,064	15,542
Other countries	2,853	1,312

Total	$58,435	$79,316

Significant Customer Information

One customer accounted for 12% of gross accounts receivable at March 31, 2004 and March 31, 2003. In fiscal 2004, IBM and Dell accounted for 18% and 10% of total net revenues, respectively. In fiscal 2003, Dell, IBM, Hewlett-Packard and Ingram Micro accounted for 14%, 13%, 11% and 10% of total net revenues, respectively. In fiscal 2002, Dell and Ingram Micro accounted for 15% and 11%, respectively, of total net revenues.

ADAPTEC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 22. Supplemental Disclosure of Cash Flows

	Years Ended March 31,
	2004	2003	2002
	(in thousands)

Interest paid	$9,810	$17,478	$12,377
Income taxes paid	1,430	1,424	6,214
Income tax refund received	23,405	354	17,514
Non-cash investing and financial activities:
Deferred stock-based compensation	—	—	28,376
Adjustment for deferred stock-based compensation	(1,323)	(2,417)	(412)
Common stock issued for acquisitions	1,582	—	68,891
Unrealized gain (loss) on available-for-sale securities	(1,709)	1,151	(1,472)
Software licenses financed (Note 19)	—	6,057	—

Note 23. Comparative Quarterly Financial Data (unaudited)

The following table summarized the Company’s quarterly financial data:

	Quarters
	First	Second	Third	Fourth	Year
	(in thousands, except per share amounts)

Fiscal 2004:
Net revenues	$107,293	$109,192	$115,143	$121,280	$452,908
Gross profit	45,814	46,397	46,568	49,929	188,708
Net income (loss)	40,802	261	(3,013)	24,857	62,907
Net income (loss) per share:
Basic	$0.38	$0.00	$(0.03)	$0.23	$0.58
Diluted	$0.33	$0.00	$(0.03)	$0.22	$0.54
Shares used in computing net (income) loss per share:
Basic	107,956	108,411	108,858	109,400	108,656
Diluted	127,901	110,219	108,858	116,270	124,001
Fiscal 2003:
Net revenues	$107,846	$85,709	$108,964	$105,594	$408,113
Gross profit	60,506	46,149	47,992	50,263	204,910
Net income (loss)	2,554	(10,820)	(3,455)	(3,705)	(15,426)
Net income (loss) per share:
Basic	$0.02	$(0.10)	$(0.03)	$(0.03)	$(0.14)
Diluted	$0.02	$(0.10)	$(0.03)	$(0.03)	$(0.14)
Shares used in computing net income (loss) Per share:
Basic	105,979	106,550	107,059	107,498	106,772
Diluted	108,175	106,550	107,059	107,498	106,772

In the first quarter of fiscal 2004, the Company purchased Eurologic and ICP vortex (Note 3) and recorded a gain of $49.3 million related to the settlement with the former president of DPT (Note 10). The Company implemented restructuring plans in the second quarter of fiscal 2004, third quarter of fiscal 2004, fourth quarter fiscal 2004, second quarter of fiscal 2003 and fourth quarter of fiscal 2003. In the fourth quarter of fiscal 2004, the Company purchased Elipsan and recorded a reduction in the deferred tax asset valuation allowance of $21.6 million, recorded a reduction of previously accrued tax related liabilities of $6.3 million and recorded a $5.0 million charge for impairment of properties classified as assets held for

ADAPTEC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 23. Comparative Quarterly Financial Data (unaudited) (Continued)

sale as the carrying amount exceeded its estimated fair value less cost to sell (Note 13). These transactions affect the comparability of this data.

Note 24. Subsequent Events

                On June 29, 2004, the Company completed the acquisition of IBM’s i/p Series RAID component business line consisting of certain purchased RAID data protection intellectual property, semiconductor designs and assets and licensed from IBM related RAID intellectual property (the “IBM i/p Series RAID” business). The licensing agreement grants the Company the right to use IBM’s RAID technology and embedded Power PC technology for the Company’s internal and external RAID products to be sold to IBM and other customers. In conjunction with the acquisition, the Company also entered into a three-year exclusive product supply agreement under which the Company will supply RAID software, firmware and hardware to IBM for use in IBM’s iSeries and pSeries servers The total purchase price was approximately $49.0 million, which consisted of a cash payment to IBM of $47.5 million, warrants valued at $1.1 million, net of registration costs, and transactions costs of $0.4 million. In connection with the acquisition, the Company issued a warrant to IBM to purchase 250,000 shares of the Company’s common stock at an exercise price of $8.13 per share. The warrant has a term of 5 years from the date of issuance and is immediately exercisable. The acquisition will be accounted for as a purchase in fiscal 2005 in accordance with SFAS No. 141.

                On July 23, 2004, the Company acquired Snap Appliance, a provider of NAS solutions, for approximately $84.4 million, including cash and assumed stock options. This amount consisted of approximately $77.4 million in cash and expenses and approximately $7.0 million related to the fair value of assumed stock options to purchase 1.2 million shares of our common stock. In addition, the Company expects to pay approximately $13.8 million in cash payments to former employees of Snap Appliance which will be paid, contingent upon their employment with the Company, over a two-year period through the second quarter of fiscal 2007. This transaction enables the Company to expand in the external storage market and to deliver cost-effective, scalable and easy-to-use DAS, NAS, Fibre Channel and IP-based SAN solutions from the workgroup to the data center. Snap Appliance will be integrated into the Company’s Channel segment. The acquisition will be accounted for as a purchase in fiscal 2005 in accordance with SFAS No. 141.

Note 25. Glossary

The following is a list of business related acronyms that are contained within the Company’s Annual Report on Form 10-K filed June 14, 2004. They are listed in alphabetical order.

•ASIC: Application Specific Integrated Circuit

•ATA: Advanced Technology Attachment

•BU1: Business Unit 1

•BU2: Business Unit 2

•CD: Compact Discs

•CD-ROM: CD-Read Only Memory

•CD-RW: CD-Read Write

•DSG: Desktop Solutions Group

•DVD: Digital Versatile Discs

•DVD-ROM: DVD-Read Only Memory

•EPS: Earnings Per Share

•ESPP: Employee Stock Purchase Plan

•FC/IP: Fibre Channel to Internet Protocol

•HBA: Host Bus Adapters

•IC: Integrated Circuit

•I/O: Input/Output

•IP: Internet Protocol

•IPR&D: In-Process Research and Development

•IRS: Internal Revenue Service

•IPsec: IP Security Protocol

•iSCSI: Internet Protocol SCSI

ADAPTEC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 25. Glossary (Continued)

•IT: Information Technology

•LAN: Local Area Network

• MPEG: Moving Picture Experts Group

• NAC: Network Accelerator Card

• NAS: Network Attached Storage

• NIC: Network Interface Card

• ODM: Original Design Manufacturers

• OEM: Original Equipment Manufacturer

• PC: Personal Computer

• PCI: Peripheral Component Interconnect

• RAID: Redundant Array of Independent Disks

• SAN: Storage Area Networks

• SCG: Strategic Customer Group

• SCSI: Small Computer System Interface

•Serial ATA: Serial Advanced Technology Attachment

•SMI-S: Storage Management Initiative Specification

•TCP/IP: Transmission Control Protocol/Internet Protocol

•TOE: TCP/IP Offload Engine

•TSA: Tax Sharing Agreement

•Ultra DMA: Ultra Direct Memory Access

•USB: Universal Serial Bus

•VAR: Value Added Reseller

•VHS: Video Home System

The following is a list of accounting rules and regulations and related regulatory bodies referred to within the Company’s Annual Report on Form 10-K filed June 14, 2004. They are listed in alphabetical order.

•APB: Accounting Principles Board

•APB Opinion No. 25—Accounting for Stock Issued to Employees

•APB Opinion No. 30—Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions

•ARB: Accounting Research Bulletin

•ARB No. 51—Consolidated Financial Statements

•EITF: Emerging Issues Task Force

•EITF No. 95-3—Recognition of Liabilities in Connection with Purchase Business Combinations

• EITF No. 96-18—Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services

• EITF No. 99-12—Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination

• EITF No. 00-19—Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s own Stock

• EITF No. 01-09—Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products)

• EITF No. 03-01—The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments

• FASB: Financial Accounting Standards Board

•FIN: FASB Interpretation Number

• FIN 44—Accounting for Certain Transactions Involving Stock Compensation

• FIN 46—Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51

• SEC: Securities Exchange Commission

• SFAS: Statement of Financial Accounting Standards

ADAPTEC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 25. Glossary (Continued)

• SFAS No. 48—Revenue Recognition When Right of Return Exists

• SFAS No. 95—Statement of Cash Flows

• SFAS No. 115—Accounting for Certain Investments in Debt and Equity Securities

• SFAS No. 121—Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of

• SFAS No. 123—Accounting for Stock-Based Compensation

• SFAS No. 141—Business Combinations

• SFAS No. 142—Goodwill and Other Intangible Assets

• SFAS No. 144—Accounting for the Impairment or Disposal of Long-Lived Assets

• SFAS No. 145—Rescission of FASB Statements Nos. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections

• SFAS No. 148—Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of SFAS No. 123

• SFAS No. 150—Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity

• SOP: Statement of Position

• SOP No. 97-2—Software Revenue Recognition

• SOP No. 98-9—Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors

of Adaptec, Inc.:

In our opinion,the accompanying consolidated balance sheets and the related consolidated statements of operations, cash flows and of stockholders’ equity present fairly, in all material respects, the financial position of Adaptec, Inc. and its subsidiaries at March 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Notes 1 and 6 of the consolidated financial statements, as of April 1, 2002, the Company ceased amortization of goodwill to conform with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.”

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

San Jose, California

June 10, 2004, except as to Note 24 related to certain subsequent events, as to which the date is September 21, 2004, and Notes 3, 6, 12, and 21 related to the change in reported segments, as to which the date is December 3, 2004.